Exhibit 2

INDEX TO THE PARENT COMPANY-ONLY FINANCIAL STATEMENTS

CEMEX, S.A.B. de C.V. (Parent Company-only):

Independent Auditors’ Report

The Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.:

We have audited the accompanying separate financial statements of CEMEX, S.A.B. de C.V. (“the Company”), which comprise the separate balance sheets as at December 31, 2015 and 2014, the separate statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years ended December 31, 2015, 2014 and 2013, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the separate financial statements present fairly, in all material respects, the unconsolidated financial position of CEMEX, S.A.B. de C.V. as at December 31, 2015 and 2014, and its unconsolidated financial performance and its unconsolidated cash flows for the years ended December 31, 2015, 2014 and 2013, in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to:

a)	Note 1 to the separate financial statements which describes that beginning in 2015, the Company integrated and carried out all businesses and operational activities of the concrete sector in Mexico. As a result, the separate financial statements as of and for the year ended December 31, 2015 include the results of operations and financial position of the concrete sector business in Mexico, from the date of its integration.

b)	Note 1 to the separate financial statements which describes that beginning in 2014, the Company integrated and carried out all businesses and operational activities of the cement and the aggregates sectors in Mexico. As a result, the separate financial statements as of and for the years ended December 31, 2015 and 2014 include the results of operations and financial position of the cement and aggregates sectors business in Mexico, from the date of its integration.

KPMG Cárdenas Dosal, S.C.

Luis Gabriel Ortiz Esqueda

Monterrey, N.L., Mexico

January 28 , 2016

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Operations

(Millions of Mexican pesos)

		Years ended December 31,
	Notes	2015	2014	2013
Net sales	1	$44,771	26,593	—
Revenues from Parent Company-only activities	3, 2N	733	1,195	1,251

		45,504	27,788	1,251

Cost of sales	2O	(20,577)	(12,900)	—
Administrative and selling expenses	2O	(11,307)	(4,823)	(1,153)
Distribution expenses	2O	(5,872)	(4,341)	—
		(17,179)	(9,164)	(1,153)

Operating earnings before other expenses, net		7,748	5,724	98
Other expenses, net	4	(66)	(29)	(23)

Operating earnings		7,682	5,695	75
Financial expense	15	(12,720)	(13,067)	(9,588)
Other financial expenses, net	5	(2,377)	(356)	(576)
Foreign exchange results		3,301	2,887	144
Equity in gain (loss) of subsidiaries and associates	11	349	(3,259)	853

Loss before income tax		(3,765)	(8,100)	(9,092)
Income tax	17A	4,966	1,317	(1,742)

NET INCOME (LOSS)		$1,201	(6,783)	(10,834)

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Comprehensive Income (Loss)

(Millions of Mexican pesos)

		Years ended December 31,
	Note	2015	2014	2013
NET INCOME (LOSS)		$1,201	(6,783)	(10,834)
Items that will not be reclassified subsequently to profit or loss
Currency translation effects	2C	6,124	(2,912)	78
Income tax recognized directly in other comprehensive income	17	—	(21)	(31)

Total items of other comprehensive income (loss) for the period		6,124	(2,933)	47

TOTAL COMPREHENSIVE INCOME (LOSS)		$7,325	(9,716)	(10,787)

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Balance Sheets

(Millions of Mexican pesos)

		December 31,
	Note	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	6	$308	171
Trade receivables, net	7	3,472	1,799
Other accounts receivable	8	1,089	1,683
Inventories, net	9	2,841	2,449
Accounts receivable from related parties	16A	21,065	18,115
Other current assets	10	88	122

Total current assets		28,863	24,339

NON-CURRENT ASSETS
Investments in subsidiaries and associates	11	320,019	276,139
Other investments and non-current accounts receivable	12	2,610	4,886
Long-term accounts receivable from related parties	16A	1,385	4,550
Property, machinery and equipment, net	13	3,649	2,316
Deferred income taxes	17B	3,137	13,185
Other non-current assets		71	—

Total non-current assets		330,871	301,076

TOTAL ASSETS		$359,734	325,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	15A	$67	14,921
Other financial obligations	15B	6,246	3,189
Trade payables		3,573	2,809
Accounts payable to related parties	16A	12,384	13,986
Other accounts payable and accrued expenses	14	4,518	8,027

Total current liabilities		26,788	42,932

NON-CURRENT LIABILITIES
Long-term debt	15A	163,170	108,052
Other financial obligations	15B	21,634	24,688
Long-term accounts payable to related parties	16A	1,320	481
Tax payable and other long-term liabilities	17A	3,343	18,159

Total non-current liabilities		189,467	151,380

TOTAL LIABILITIES		216,255	194,312

STOCKHOLDERS’ EQUITY
Common stock and additional paid-in capital	18A	119,624	105,367
Other equity reserves		15,273	10,738
Retained earnings	18B	7,381	21,781
Net income (loss)		1,201	(6,783)

TOTAL STOCKHOLDERS’ EQUITY		143,479	131,103

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$359,734	325,415

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Cash Flows

(Millions of Mexican pesos)

		Years ended December 31,
	Note	2015	2014	2013
OPERATING ACTIVITIES
Net income (loss)		$1,201	(6,783)	(10,834)
Non-cash items:
Depreciation of property, machinery and equipment	13	559	9	9
Equity in (gain) loss of subsidiaries and associates	11	(349)	3,259	(853)
Financial items, net		11,796	10,536	10,020
Income taxes	17A	(4,966)	(1,317)	1,742
Results from the sale of assets	4	11	(18)	—
Changes in working capital		(9,080)	3,378	(33,074)

Net cash flow (used in) provided by operating activities before interest expense and income taxes		(828)	9,064	(32,990)
Financial expense paid in cash		(10,669)	(7,017)	(8,359)
Income taxes paid in cash	17A	(3,818)	(3,018)	(2,410)

Net cash flows used in operating activities		(15,315)	(971)	(43,759)

INVESTING ACTIVITIES
Investments in subsidiaries and associates	11	57	46	3,647
Financial instruments		(1,672)	390	(380)
Property, machinery and equipment, net		—	25	—

Net cash flows (used in) provided by investing activities		(1,615)	461	3,267

FINANCING ACTIVITIES
Long-term related parties, net	16A	421	(16,421)	1,114
Derivative financial instruments	15D	1,108	1,516	(444)
Issuance of debt, net	15	16,334	17,202	40,120
Securitization of trade receivable	15B	317	961	—
Other financial expenses paid in cash	15	(1,113)	(2,582)	(313)

Net cash flows provided by financing activities		17,067	676	40,477

Increase (decrease) in cash and cash equivalents		137	166	(15)
Cash and cash equivalents at beginning of year		171	5	20

CASH AND CASH EQUIVALENTS AT END OF YEAR	6	$308	171	5

Changes in working capital:
Trade receivables, net	7	$(1,673)	(1,799)	—
Other accounts receivable	8	594	(1,158)	142
Inventories	9	(392)	(2,449)	—
Short-term related parties, net	16A	(5,948)	7,306	(34,884)
Trade payables		764	2,809	—
Other accounts payable and accrued expenses	14	(2,425)	(1,331)	1,668

Changes in working capital, excluding income taxes		$(9,080)	3,378	(33,074)

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Changes in Stockholders’ Equity

(Millions of Mexican pesos)

	Note	Common stock	Additional paid-in capital	Other equity reserves	Retained earnings	Total stockholders’ equity
Balance as of December 31, 2012		$4,139	113,929	12,514	10,557	141,139
Total comprehensive loss		—	—	47	(10,834)	(10,787)
Capitalization of retained earnings	18A	4	5,987	—	(5,991)	—
Stock–based compensation	18A	—	551	(551)	—	—
Change in the functional currency	2D	—	—	3,027	—	3,027
Restitution of retained earnings		—	(35,667)	—	35,667	—

Balance as of December 31, 2013		$4,143	84,800	15,037	29,399	133,379
Total comprehensive loss		—	—	(2,933)	(6,783)	(9,716)
Capitalization of retained earnings	18A	4	7,614	—	(7,618)	—
Effects of early conversion of convertible subordinated notes	15B	4	8,037	(601)	—	7,440
Stock–based compensation	18A	—	765	(765)	—	—

Balance as of December 31, 2014		$4,151	101,216	10,738	14,998	131,103
Total comprehensive income		—	—	6,124	1,201	7,325
Capitalization of retained earnings	18A	4	7,613	—	(7,617)	—
Effects of early conversion and issuance of convertible subordinated notes	15B	3	5,982	(934)	—	5,051
Stock–based compensation	18A	—	655	(655)	—	—

Balance as of December 31, 2015		$4,158	115,466	15,273	8,582	143,479

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

1) DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V. is a Mexican holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials. CEMEX is a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States, or Mexico. In addition, in order to facilitate the acquisition of financing and to run its operations in Mexico more efficiently considering that there are efficiency and improvement opportunities by shifting from a platform where its customers were served from different entities according to its line of business (i.e. cement, ready-mix concrete, aggregates), into a platform where customers, sorted by end-user segment (i.e. distributor, builder, manufacturer) are now serviced from a single entity, beginning on April 1, 2014, CEMEX, S.A.B. de C.V. integrated and carried out all businesses and operational activities of the cement and aggregates sectors in Mexico. In addition, during the second phase beginning in 2015, CEMEX, S.A.B. de C.V. integrated commercial, marketing and administrative activities related to the sale of ready-mix concrete in Mexico.

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered in the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”) under the symbol “CEMEXCPO”. Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “CEMEX, S.A.B. de C.V.” or the “Company”, used in these accompanying notes to the parent company-only financial statements refers to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The term “CEMEX” refers to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries. The issuance of these separate financial statements was authorized by the management of CEMEX, S.A.B. de C.V. on January 28, 2016. On this date, the consolidated financial statements of CEMEX were also issued.

2) SIGNIFICANT ACCOUNTING POLICIES

2A) BASIS OF PRESENTATION AND DISCLOSURE

CEMEX, S.A.B. de C.V.’s financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Presentation currency and definition of terms

The presentation currency of the financial statements is the Mexican peso, currency in which CEMEX, S.A.B. de C.V. reports periodically to the MSE. When reference is made to pesos or “$” it means Mexican pesos. The amounts in the financial statements and the accompanying notes are stated in millions, except when references are made to prices per share. When reference is made to “US$” or “dollars”, it means dollars of the United States of America (“United States”). When reference is made to “€” or “Euros”, it means the currency in circulation in a significant number of European Union (“EU”) countries. When it is deemed relevant, certain amounts presented in the notes to the financial statements include between parentheses a convenience translation into dollars or pesos, as applicable. These translations should not be construed as representations that the amounts in pesos or dollars, as applicable, actually represent those peso or dollar amounts or could be converted into pesos or dollars at the rate indicated. As of December 31, 2015 and 2014, translations of pesos into dollars and dollars into pesos, were determined for balance sheet amounts using the closing exchange rates of $17.23 and $14.74 pesos per dollar, respectively, and for statements of operations amounts, using the average exchange rates of $15.98, $13.37 and $12.85 pesos per dollar for 2015, 2014 and 2013, respectively.

Statements of operations

CEMEX, S.A.B. de C.V. includes the line item titled “Operating earnings before other expenses, net” considering that it is a relevant measure for CEMEX, S.A.B. de C.V.’s management. Under IFRS, the inclusion of certain subtotals such as “Operating earnings before other expenses, net” and the display of the statement of operations vary significantly by industry and company according to specific needs.

The line item “Other expenses, net” in the statements of operations consists primarily of revenues and expenses not directly related to CEMEX, S.A.B. de C.V.’s main activities, or which are of an unusual and/or non-recurring nature, including impairment losses of long-lived assets and results on disposal of assets, among others (note 4).

Statements of comprehensive income (loss)

For the years ended December 31, 2015, 2014 and 2013, based on IAS 1, Presentation of financial statements (“IAS 1”), CEMEX, S.A.B. de C.V. presents line items for amounts of “Total items of other comprehensive income (loss)” grouped into those that, in accordance with other IFRSs: a) will not be reclassified subsequently to profit or loss; and b) will be reclassified subsequently to profit or loss when specific conditions are met.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Statements of cash flows

The statements of cash flows present cash inflows and outflows in nominal pesos, excluding effects of inflation and unrealized foreign exchange effects. The statements of cash flows exclude transactions that did not represent sources or uses of cash such as:

•	In 2015, the decrease in debt for $4,517, the net decrease in other equity reserves for $934, the increase in common stock for $3 and the increase in additional paid-in capital for $5,982, in connection with the issuance optional convertible subordinated notes due in 2020, which involved, among others, the exchange and early conversion of optional convertible subordinated notes due in 2016, as well as the issuance of approximately 42 million ADSs (note 15B);

•	In 2014, the decrease in debt for $6,483, the decrease in other equity reserves for $601, the increase in common stock for $4 and the increase in additional paid-in capital for $8,037, in connection with several early conversions of optional convertible subordinated notes due in 2015, incurred in different dates during the year (note 15B);

•	In 2015, the decrease in other current and non-current liabilities and in deferred tax assets in connection with changes in the tax legislation in Mexico effective as of December 31, 2015 (notes 17C and 17D);

•	In 2015 and 2014, the increase in investment in subsidiaries through the capitalization of a loan for approximately $11,330 and $3,562, respectively and for 2015, the increase in investment in associates for approximately $263, associated with the account payable with CEMEX México, S.A. de C.V. (note 11);

•	In 2015, the increases in property, plant and equipment for approximately $1,499, associated with the capital leases (note 16B);

•	In 2015, 2014 and 2013, the increases in stockholders’ equity associated with dividends in shares through the capitalization of retained earnings for $7,617, $7,618 and $5,991, respectively (note 18A);

•	In 2015, 2014 and 2013, the increases in stockholders’ equity associated with the CPOs issued as part of the executive stock-based compensation programs for $655, $765 and $551, respectively (note 18A); and

•	In 2013, the decrease in other non-current liabilities and the increase in other equity reserves as a result of the change in the functional currency of CEMEX, S.A.B. de C.V.’s financial division as of January 1, 2013 (notes 2D and 15B).

2B) USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates. The main captions subject to estimates and assumptions by management include, among others, impairment tests of long-lived assets and the subsidiaries and associates investment, allowances for doubtful accounts and inventories, recognition of deferred income tax assets, as well as the measurement of financial instruments. Significant judgment by management is required to appropriately assess the amounts of these concepts.

2C) FOREIGN CURRENCY TRANSACTIONS

According to IAS 21, The effects of changes in foreign exchange rates (“IAS 21”), transactions denominated in foreign currencies are recorded in the functional currency at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date, and the resulting foreign exchange fluctuations are recognized in earnings.

The most significant closing exchange rates and the approximate average exchange rates for balance sheet accounts and statements of operations accounts, respectively, as of December, 31 2015, 2014 and 2013, were as follows:

	2015		2014		2013
Currency	Closing	Average	Closing	Average	Closing	Average
Dollar	17.23	15.98	14.74	13.37	13.05	12.85
Euros	18.72	17.60	17.84	17.63	17.95	17.11

The peso to U.S. dollar exchange rate used by CEMEX, S.A.B. de C.V. is an average of free market rates available to settle its foreign currency transactions. No significant differences exist, in any case, between the foreign exchange rates used by CEMEX, S.A.B. de C.V. and those exchange rates published by the Mexican Central Bank.

2D) CHANGE IN THE FUNCTIONAL CURRENCY

Considering the guidance under IFRS set forth by IAS 21, and based on changing circumstances on the net monetary position in foreign currencies of CEMEX, S.A.B. de C.V. resulting mainly from: a) a significant decrease in tax liabilities denominated in Mexican Pesos; b) a significant increase in its U.S. Dollar-denominated debt and other financial obligations; and c) the increase in U.S. Dollar-denominated administrative expenses associated with the externalization of major back office activities with IBM; effective as of January 1, 2013, CEMEX, S.A.B. de C.V. prospectively changed its functional currency from the Mexican Peso to the U.S. Dollar, as the U.S. Dollar was determined to be the currency of CEMEX, S.A.B. de C.V.‘s primary economic environment. In addition, the reporting currency of CEMEX, S.A.B. de C.V. and CEMEX and subsidiaries’ financial statements is the Mexican Peso.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Change in the functional currency – continued

The main effects in CEMEX, S.A.B. de C.V. ‘s financial statements beginning on January 1, 2013, associated with the change in functional currency, as compared to prior years are: i) all transactions, revenues and expenses in any currency are recognized in U.S. Dollars at the exchange rates prevailing at their execution dates; ii) monetary balances of CEMEX, S.A.B. de C.V. denominated in U.S. Dollars will not generate foreign currency fluctuations, while monetary balances in Mexican Pesos and other non-U.S. Dollar-denominated balances will now generate foreign currency fluctuations through the statement of operations; and iii) the conversion option embedded in the CEMEX, S.A.B. de C.V.‘s mandatory convertible notes denominated in pesos are now treated as a stand-alone derivative instrument with changes in fair value through the statement of operations (notes 15B and 15D), the options embedded in CEMEX, S.A.B. de C.V.‘s optional convertible notes denominated in dollars ceased to be treated as stand-alone derivatives, recognizing its fair value as an equity component (notes 15B and 15D). The aggregate liability accrued until December 31, 2012 for approximately $4,325 before a deferred tax liability of approximately $1,298, was cancelled against stockholders’ equity. Based on IFRS, prior period financial statements were not restated. In addition, as a result of the increase in the scope of business and activities of CEMEX, S.A.B. de C.V. in 2014 as mentioned in note 1, and the corresponding increase in transactions and balances denominated in Mexican pesos, considering guidance in IAS 21, for purposes of the definition of its functional currency and on prospective basis, effective on April 1, 2014, CEMEX, S.A.B. de C.V. has two divisions, one engaged in financing and holding company activities, which functional currency is the dollar, and other, corresponding to its operations in Mexico, which functional currency is the Mexican peso. CEMEX, S.A.B. de C.V.’s indebtedness, convertible notes and transactions other than its operations in Mexico, are part of its division which functional currency is the dollar, as a result, there were no effects in the financial statements in 2014 related with the aforementioned changes in the functional currency resulting from the increase in the CEMEX, S.A.B. de C.V.’s operations in Mexico and the corresponding division which functional currency is the Mexican peso. The aforementioned changes in CEMEX, S.A.B. de C.V.’s functional currency in 2014 and 2013 had no effect on the functional currencies of other consolidated entities. The reporting currency for the financial statements of CEMEX, S.A.B. de C.V. continues to be the Mexican Peso.

These financial statements are presented in Mexican pesos (reporting currency), which is the same as the recording currency but different from the functional currency. As a result, amounts are remeasured into the functional currency and are subsequently translated to pesos at the closing exchange rate for balance sheet accounts and at the closing exchange rates of each month within the period for statements of operations accounts. The corresponding translation adjustment is included within other equity reserves and is presented in the statement of comprehensive income (loss).

In connection with the integration of cement, aggregates and ready-mix concrete (note 1) and considering its dual activities, for purposes of functional currency, CEMEX, S.A.B. de C.V is considered to have two divisions, one related with its financial and holding company activities, in which the functional currency is the dollar for all assets, liabilities and transactions associated with these activities, and another division related to its operating activities in Mexico, in which the functional currency is the peso for all assets, liabilities and transactions associated with these activities.

2E) CASH AND CASH EQUIVALENTS (note 6)

The balance in this caption is comprised of available amounts of cash and cash equivalents, mainly represented by highly-liquid short-term investments, which are easily convertible into cash, and which are not subject to significant risks of changes in their values, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. These fixed-income investments are recorded at cost plus accrued interest. Other investments which are easily convertible into cash are recorded at their fair value. Gains or losses resulting from changes in market values and accrued interest are included in the statements of operations as part of “Other financial expenses, net”.

The amount of cash and cash equivalents in the balance sheet includes restricted cash and investments, comprised of deposits in margin accounts that guarantee certain of CEMEX, S.A.B. de C.V.’s obligations, to the extent that the restriction will be lifted in less than three months from the balance sheet date. When the restriction period is greater than three months, such restricted cash and investments are not considered cash equivalents and are included within short-term or long-term other accounts receivable as appropriate. When contracts contain provisions for net settlement, these restricted amounts of cash and cash equivalents are offset against the liabilities that CEMEX, S.A.B. de C.V. has with its counterparts.

2F) FINANCIAL INSTRUMENTS

Trade receivable and other current accounts receivable (notes 7, 8)

According to IAS 39, Financial instruments: recognition and measurement (“IAS 39”), items under this caption are classified as loans and receivables, with no explicit cost, which are recorded at their amortized cost, which is represented by the net present value of the consideration receivable or payable as of the transaction date. Due to their short-term nature, CEMEX, S.A.B. de C.V. initially recognizes these receivables at the original invoiced amount less an estimate of doubtful accounts. Allowances for doubtful accounts as well as impairment of other current accounts receivable are recognized against “Administrative and selling expenses”.

Trade receivables sold under securitization programs, in which CEMEX, S.A.B. de C.V. maintains a residual interest in the trade receivable sold in case of recovery failure, as well as continued involvement in such assets, do not qualify for derecognition and are maintained on the balance sheet (note 7).

Other investments and non-current receivables (note 12)

As part of the category of non-current accounts receivable, as well as investments classified as held to maturity, under IAS 39, such items are initially recognized at their amortized cost. Subsequent changes in net present value are recognized in the statements of operations as part of “Other financial expenses, net”.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Other investments and non-current receivables – continued

Investments in financial instruments held for trading, as well as those investments available for sale, are recognized at their estimated fair value, in the first case through the statements of operations as part of “Other financial expenses, net”, and in the second case, changes in valuation are recognized as part of comprehensive loss of the period within other equity reserves until their time of disposition, when all valuation effects accrued in equity are reclassified to “Other financial expenses, net” in the statements of operations. These investments are tested for impairment upon the occurrence of a significant adverse change or at least once a year during the last quarter.

Financial liabilities (notes 15A, 15B)

Bank loans and notes payable are recognized at their amortized cost. Interest accrued on financial instruments is recognized in the balance sheet within other accounts payable and accrued expenses against financial expense. During the reported periods, CEMEX, S.A.B. de C.V did not have financial liabilities voluntarily recognized at fair value or associated to fair value hedge strategies with derivative financial instruments. Direct costs incurred in debt issuances or borrowings, as well as debt refinancing or non-substantial modifications to debt agreements that did not represent an extinguishment of debt, by considering: a) that the relevant economic terms of the new instrument are not substantially different to the replaced instrument; and b) the proportion in which the final holders of the new instrument are the same of the replaced instrument, adjust the carrying amount of related debt are amortized as interest expense as part of the effective interest rate of each transaction over its maturity. These costs include commissions and professional fees. Costs incurred in the extinguishment of debt, as well as debt refinancing or modifications to debt agreements when the new instrument is substantially different to the old instrument according to a qualitative and quantitative analysis, are recognized in the statements of operations within “Financial expense” as incurred.

Capital leases, in which CEMEX, S.A.B. de C.V. has substantially all risks and rewards associated with the ownership of an asset, are recognized as financing liabilities against a corresponding fixed asset for the lesser of the market value of the leased asset and the net present value of future minimum payments, using the contract’s implicit interest rate to the extent available, or the incremental borrowing cost. Among other elements, the main factors that determine a capital lease are: a) if ownership title of the asset is transferred to CEMEX, S.A.B. de C.V. at the expiration of the contract; b) if CEMEX, S.A.B. de C.V. has a bargain purchase option to acquire the asset at the end of the lease term; c) if the lease term covers the majority of the useful life of the asset; and/or d) if the net present value of minimum payments represents substantially all the fair value of the related asset at the beginning of the lease.

Financial instruments with components of both liabilities and equity (note 15B)

Based on IAS 32, Financial instruments: presentation (“IAS 32”) and IAS 39, when a financial instrument contains components of both liability and equity, such as a note that at maturity is convertible into a fixed number of CEMEX, S.A.B. de C.V.’s shares and the currency in which the instrument is denominated is the same as the functional currency of the issuer, each component is recognized separately in the balance sheet according to the specific characteristics of each transaction. In the case of instruments mandatorily convertible into shares of the issuer, the liability component represents the net present value of interest payments on the principal amount using a market interest rate, without assuming any early conversion, and is recognized within other financial obligations whereas the equity component represents the difference between the principal amount and the liability component, and is recognized within other equity reserves net of commissions. In the case of instruments that are optionally convertible into a fixed number of shares, the liability component represents the difference between the principal amount and the fair value of the conversion option premium, which reflects the equity component (note 2M). When the transaction is denominated in a currency different than the functional currency of the issuer, the conversion option is accounted for as a derivative financial instrument at fair value in the statement of operations.

Derivative financial instruments (note 15D)

CEMEX, S.A.B. de C.V. recognizes all derivative instruments as assets or liabilities in the balance sheet at their estimated fair values, and the changes in such fair values are recognized in the statements of operations within “Other financial expenses, net” for the period in which they occur, except for changes in fair value of derivative instruments associated with cash flow hedges, in which case, such changes in fair value are recognized in stockholders’ equity, and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. Likewise, in hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation result (note 2C), which reversal to earnings would take place upon disposal of the foreign investment. During the reported periods, CEMEX, S.A.B. de C.V. has not designated any derivative instruments in fair value hedges. Derivative instruments are negotiated with institutions with significant financial capacity; therefore, CEMEX, S.A.B. de C.V. believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal.

Accrued interest generated by interest rate derivative instruments, when applicable, is recognized as financial expense in the relevant period, adjusting the effective interest rate of the related debt.

CEMEX, S.A.B. de C.V. reviews its different contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the balance sheet as assets or liabilities, applying the same valuation rules used for other derivative financial instruments.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Fair value measurements (note 15C)

CEMEX, S.A.B. de C.V. applies the guidance of IFRS 13, Fair value measurements (“IFRS 13”) for its fair value measurements of financial assets and financial liabilities recognized or disclosed at fair value. IFRS 13 does not require fair value measurements in addition to those already required or permitted by other IFRSs and is not intended to establish valuation standards or affect valuation practices outside financial reporting. Under IFRS 13, fair value represents an “Exit Value” which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparty’s credit risk in the valuation.

The concept of “Exit Value” is premised on the existence of a market and participants for the specific asset or liability. When there is no market and/or market participants willing to make a market, IFRS 13 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that CEMEX, S.A.B. de C.V. has the ability to access at the measurement date. A quote price in an active market provides the most reliable evidence of fair value and is used without adjustment to measure fair value whenever available.

•	Level 2 inputs are other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly, and are used mainly to determine the fair value of securities, investments or loans that are not actively traded. Level 2 inputs included equity prices, certain interest rates and yield curves, implied volatility, credit spreads and other market corroborated inputs, including inputs extrapolated from other observable inputs. In the absence of Level 1 inputs CEMEX, S.A.B. de C.V. determined fair values by interaction of the applicable Level 2 inputs, the number of securities and/or the other relevant terms of the contract, as applicable.

•	Level 3 inputs are unobservable inputs for the asset or liability. CEMEX, S.A.B. de C.V. used unobservable inputs to determine fair values, to the extent there are no Level 1 or Level 2 inputs, in valuation models such as Black-Scholes, binomial, discounted cash flows or multiples of Operative EBITDA, including risk assumptions consistent with what market participants would use to arrive at fair value.

2G) INVENTORIES (note 9)

Inventories are valued using the lower of cost or net realizable value. The cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. CEMEX, S.A.B. de C.V. analyzes its inventory balances to determine if, as a result of internal events, such as physical damage, or external events, such as technological changes or market conditions, certain portions of such balances have become obsolete or impaired. When an impairment situation arises, the inventory balance is adjusted to its net realizable value, whereas, if an obsolescence situation occurs, the inventory obsolescence reserve is increased. In both cases, these adjustments are recognized against the results of the period. Advances to suppliers of inventory are presented as part of other current assets.

2H) INVESTMENTS IN SUBSDIARIES AND ASSOCIATES (note 11)

According to the amendments to the IAS 27, Consolidated and parent separate financial statements (“IAS 27”), investments in controlled entities and associates, which are not classified as held for sale, are measured using the equity method. Previous to the amendment, such investments were measured using the cost method. CEMEX, S.A.B. de C.V. early adopted the amendment to IAS 27 as of January 1, 2014, therefore it changed its accounting policy retrospectively and restated comparative periods to account for its investments using the equity method.

2I) PROPERTY, MACHINERY AND EQUIPMENT (note 13)

Property, machinery and equipment are recognized at acquisition or construction cost, as applicable, less accumulated depreciation and accumulated impairment losses. Depreciation of property, machinery and equipment is recognized as part of operating costs and expenses and is calculated using the straight-line method over the estimated useful lives of the assets.

As of December 31, 2015, the maximum average useful lives by category of fixed assets were as follows:

Years
Administrative buildings	68
Machinery and equipment in plant	25
Ready-mix trucks and motor vehicles	10

Costs incurred in respect of operating fixed assets that result in future economic benefits, such as an extension in their useful lives, an increase in their production capacity or in safety, as well as those costs incurred to mitigate or prevent environmental damage, are capitalized as part of the carrying amount of the related assets. The capitalized costs are depreciated over the remaining useful lives of such fixed assets. Periodic maintenance on fixed assets is expensed as incurred. Advances to suppliers of fixed assets are presented as part of other long-term accounts receivable.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

2J) IMPAIRMENT OF LONG LIVED ASSETS (notes 11, 13)

Property, machinery and equipment, and other investments

Property, machinery and equipment and other investments are tested for impairment upon the occurrence of factors such as a significant adverse event, changes in CEMEX, S.A.B. de C.V.’s operating environment, changes in projected use or in technology, as well as expectations of lower operating results, in order to determine whether their carrying amounts may not be recovered. In such cases, an impairment loss is recorded in the statements of operations for the period when such determination is made within “Other expenses, net”. The impairment loss of an asset results from the excess of the asset’s carrying amount over its recoverable amount, corresponding to the higher of the fair value of the asset, less costs to sell such asset, and the asset’s value in use, the latter represented by the net present value of estimated cash flows related to the use and eventual disposal of the asset.

Investment in subsidiaries and associates

Investment in subsidiaries and associates are tested for impairment when required due to significant adverse changes, by determining the recoverable amount of the investment in subsidiaries and associates, which consists of the higher of the investment in subsidiaries and associates’ fair value, less cost to sell and value in use, represented by the discounted amount of estimated future cash flows to be generated to which those net assets relate. CEMEX, S.A.B. de C.V. determines initially its discounted cash flows over periods of 5 to 10 years, depending on the economic cycle. If the value in use of the investment in subsidiaries and associates is lower than its corresponding carrying amount, CEMEX, S.A.B. de C.V. determines the fair value of its investment using methodologies generally accepted in the market to determine the value of entities, such as multiples of Operating EBITDA and by reference to other market transactions, among others. An impairment loss is recognized within other expenses, net, if the recoverable amount is lower than the net book value of the investment.

2K) PROVISIONS

CEMEX, S.A.B. de C.V. recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would imply cash outflows or the delivery of other resources owned by the Company.

Contingencies and commitments (note 19)

Obligations or losses related to contingencies are recognized as liabilities in the balance sheet only when present obligations exist resulting from past events that are expected to result in an outflow of resources and the amount can be measured reliably. Otherwise, a qualitative disclosure is included in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. CEMEX, S.A.B. de C.V. does not recognize contingent revenues, income or assets, unless the realization is virtually certain.

2L) INCOME TAXES (note 17)

The effects reflected in the statements of operations for “Income taxes” include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law. The deferred income taxes of CEMEX, S.A.B. de C.V. represent the addition of the amounts determined by applying the enacted statutory income tax rate to the total temporary differences resulting from comparing the book and taxable values of assets and liabilities, considering tax loss carryforwards as well as other recoverable taxes and tax credits, subject to a recoverability analysis. Deferred income taxes for the period represent the difference between balances of deferred income at the beginning and the end of the period. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of total items of other comprehensive income (loss) for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

Deferred tax assets are analyzed at each reporting date, and reduced, to the extent that it is deemed not possible to realize the related benefits. In these analyses, CEMEX, S.A.B. de C.V. analyzes total tax losses included in the income tax returns where CEMEX, S.A.B. de C.V. believes, based on available evidence, that the tax authorities would not reject; and the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX, S.A.B. de C.V. believes that it is more-likely-than-not that the tax authorities would reject a self-determined deferred tax asset, it would decrease such asset. Likewise, if CEMEX, S.A.B. de C.V. believes that it would not be able to use a deferred tax asset before its expiration, CEMEX, S.A.B. de C.V. would cancel such deferred tax asset. Both situations would result in additional income tax expense for the period in which such determination is made. In order to determine whether it is more-likely-than-not that deferred tax assets will ultimately be recovered, CEMEX, S.A.B. de C.V. takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences, etc. Likewise, every reporting period, CEMEX, S.A.B. de C.V. analyzes its actual results versus its estimates, and adjusts, as necessary, its tax asset valuations through the statement of operations of the period in which such conclusion is reached.

The income tax effects from an uncertain tax position are recognized when there is high probability that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position and have full knowledge of all relevant information, and they are measured using a cumulative probability model. Each position has been considered on its own, regardless of its relation to any other broader tax settlement. The high probability threshold represents a positive assertion by management that CEMEX, S.A.B. de C.V. is entitled to the economic benefits of a tax position. If a tax position is considered to have low probability to be sustained, no benefits of the position are recognized. Interest and penalties related to unrecognized tax benefits are recorded as part of the “Income tax” in the statements of operations.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Income taxes – continued

CEMEX, S.A.B. de C.V. effective income tax rate is determined by dividing the line item “Income tax,” in the statements of operations, which is comprised by current and deferred income tax benefit or expense for the period, into the line item “Loss before income tax.” This effective tax rate is further reconciled to CEMEX, S.A.B. de C.V.’s statutory tax rate applicable and is presented in note 17C.

2M) STOCKHOLDERS’ EQUITY

Common stock and additional paid-in capital (note 18A)

These items represent the value of stockholders’ contributions, and include increases related to the recapitalization of retained earnings and the recognition of executive compensation programs in CPOs as well as decreases associated with the restitution of retained earnings.

Other equity reserves

This caption groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the elements presented in the statements of comprehensive income (loss), which reflects the effects on stockholders’ equity during a period that do not result from investments by owners and distributions to owners. The most significant items within other equity reserves during the reported periods are as follows:

Items of “Other equity reserves” included within other comprehensive income (loss):

•	Current and deferred income taxes during the period arising from items whose effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves” not included in comprehensive income (loss):

•	The equity component determined upon issuance of convertible securities or upon classification, which are mandatorily or optionally convertible into shares of CEMEX, S.A.B. de C.V. (note 15B) and that qualify under IFRS as instruments having components of liability and equity (note 2F). Upon conversion, this amount will be reclassified to common stock and additional paid-in capital.

•	In 2015, 2014 and 2013, the increase in equity associated with the CPOs issued as part of executive stock based compensation programs was approximately $655, $765 and $551, respectively.

Retained earnings (note 18B)

Retained earnings represent the cumulative net results of prior accounting periods, net of: a) dividends declared to stockholders; b) recapitalizations of retained earnings; c) the effects generated from initial adoption of IFRS as of January 1, 2010; and d) when applicable, the restitution of retained earnings from other line item within stockholder’s equity.

2N) REVENUE RECOGNITION (note 3)

CEMEX, S.A.B. de C.V. net sales represent the value, before tax on sales, of revenues originated by products and services as a result of their ordinary activities, and are quantified at the fair value of the consideration received or receivable, decreased by any trade discounts or volume rebates granted to customers. Revenue from the sale of goods and services is recognized when goods are delivered or services are rendered to customers, there is no condition or uncertainty implying a reversal thereof, and they have assumed the risk of loss.

2O) COST OF SALES, ADMINISTRATIVE AND SELLING EXPENSES AND DISTRIBUTION EXPENSES

Cost of sales represents the production cost of inventories at the moment of sale. Such cost of sales includes cost of operating leasing in connection with assets involved in production, expenses related to storage in production plants and freight expenses of raw material in plants and delivery expenses of CEMEX, S.A.B. de C.V.’s ready-mix concrete business. Cost of sales excludes expenses related to personnel, equipment and services involved in sale activities and storage of product at points of sales, which are included as part of the administrative and selling expenses, as well as freight expenses of finished products between plants and points of sale and freight expenses between points of sales and the customers’ facilities, which are included as part of the “Distribution expenses” line item. For the years ended December 31, 2015 and 2014, selling expenses included as part of the “Administrative and selling expenses” line item amounted to $664 and $389 respectively. The increase in selling expenses during 2015 resulted primarily from the integration of the activities related to the sale of ready-mix concrete in Mexico (note 1).

2P) EXECUTIVE STOCK-BASED COMPENSATION

Stock awards based on shares of CEMEX, S.A.B. de C.V. granted to executives are defined as equity instruments, when services received from employees are settled delivering shares; or as liability instruments, when CEMEX, S.A.B. de C.V., commits to make cash payments to the executives on the exercise date of the awards based on changes in CEMEX, S.A.B. de C.V.’s own stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the statements of operations during the period in which the exercise rights of the employees become vested. Liability instruments are valued at their estimated fair value at each reporting date, recognizing the changes in fair value through the operating results. CEMEX, S.A.B. de C.V. determines the estimated fair value of options using the binomial financial option-pricing model.

2Q) CONCENTRATION OF BUSINESS AND CREDIT

According to its analysis, CEMEX, S.A.B. de C.V. considers there is no risk relative to the recovery of its accounts receivable for its services to the subsidiaries. In connection with the cement, ready-mix concrete and aggregates businesses (note 1), as of and for the years ended December 31, 2015 and 2014, no single customer individually accounted for a significant amount of the reported amounts of sales or in the balances of trade receivables. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

2R) NEWLY ISSUED IFRS NOT YET ADOPTED

There are a number of IFRS issued as of the date of issuance of these financial statements but which have not yet been adopted, which are listed below. Except as otherwise indicated, CEMEX, S.A.B. de C.V. expects to adopt these IFRS when they become effective.

•	IFRS 9, Financial instruments: classification and measurement (“IFRS 9”). IFRS 9 sets forth the guidance relating to the classification and measurement of financial assets and liabilities, to the accounting for expected credit losses on an entity’s financial assets and commitments to extend credits, as well as the requirements related to hedge accounting, and will replace IAS 39, Financial instruments: recognition and measurement (“IAS 39”) in its entirety. IFRS 9 requires an entity to recognize a financial asset or a financial liability when, and only when, the entity becomes party to the contractual provisions of the instrument. At initial recognition, an entity shall measure a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issue of the financial asset or financial liability, and includes a category of financial assets at fair value through other comprehensive income (loss) for simple debt instruments. In respect to impairment requirements, IFRS 9 eliminates the threshold set forth in IAS 39 for the recognition of credit losses. Under the impairment approach in IFRS 9 it is no longer necessary for a credit event to have occurred before credit losses are recognized, instead, an entity always accounts for expected credit losses, and changes in those expected losses through profit or loss. In respect to hedging activities, the requirements of IFRS 9 align hedge accounting more closely with an entity’s risk management through a principles-based approach. Nonetheless, the IASB provided entities with an accounting policy choice between applying the hedge accounting requirements of IFRS 9 or continuing to apply the existing hedge accounting requirements in IAS 39 until the IASB completes its project on the accounting for macro hedging. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. If an entity elects to apply IFRS 9 early, it must apply all of the requirements in this standard at the same time. CEMEX, S.A.B. de C.V. is currently evaluating the impact that IFRS 9 will have on the classification and measurement of its financial assets and financial liabilities, impairment of financial assets and hedging activities. Preliminarily, CEMEX, S.A.B. de C.V. does not expect a significant effect. Nonetheless, CEMEX, S.A.B. de C.V. is not considering an early application of IFRS 9.

•	In May 2014, the IASB issued IFRS 15, Revenue from contracts with customers (“IFRS 15”). Under IFRS 15, an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, following a five step model: Step 1: Identify the contract(s) with a customer, which is an agreement between two or more parties that creates enforceable rights and obligations; Step 2: Identify the performance obligations in the contract, considering that if a contract includes promises to transfer distinct goods or services to a customer, the promises are performance obligations and are accounted for separately; Step 3: Determine the transaction price, which is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer; Step 4: Allocate the transaction price to the performance obligations in the contract, on the basis of the relative stand-alone selling prices of each distinct good or service promised in the contract; and Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation, by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer services to a customer). IFRS 15 also includes disclosure requirements that would provide users of financial statements with comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts with customers. IFRS 15 will supersede all existing guidance on revenue recognition. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted considering certain additional disclosure requirements. CEMEX, S.A.B. de C.V. started to evaluate the impact that IFRS 15 will have on the recognition of revenue from its contracts with customers. Preliminarily, due to the nature of its business, main transactions and current accounting policies, whereas the transaction price is allocated to goods delivered or services rendered to customers where there is no condition or uncertainty implying a reversal thereof, and customers have assumed the risk of loss, CEMEX, S.A.B. de C.V. does not expect a significant effect. Nonetheless, CEMEX, S.A.B. de C.V. will continue in 2016 its evaluation of current product warranty policies, customer loyalty programs and construction contracts in order to conclude if certain portion of revenue that currently is being recognized at the transaction date or deferred during time, as applicable, should otherwise be recognized differently. CEMEX, S.A.B. de C.V. is not considering the early application of IFRS 15.

•	On January 13, 2016, the IASB issued IFRS 16, Leases (“IFRS 16”) which will supersede all current standards and interpretations related to lease accounting. IFRS 16 defines leases as any contract or part of a contract that conveys to the lessee the right to use an asset for a period of time in exchange for consideration and the lessee directs the use of the identified asset throughout that period. In summary IFRS 16 introduces a single lessee accounting model, and requires a lessee to recognize, for all leases with a term of more than 12 months, unless the underlying asset is of low value assets for the “right-of-use” the underlying asset against a corresponding financial liability, representing the net present value of estimated lease payments under the contract, with a single income statement model in which a lessee recognizes depreciation of the right-of-use asset and interest on the lease liability. A lessee shall present either in the balance sheet, or disclose in the notes, right-of-use assets separately from other assets, as well as, lease liabilities separately from other liabilities. IFRS 16 is effective beginning January 1, 2019, with early adoption permitted considering certain requirements. CEMEX, S.A.B. de C.V. is evaluating the impact that IFRS 16 will have on the recognition of its lease contracts. Preliminarily, it is considered that upon adoption of IFRS 16, most of operating leases will be recognized on balance sheet increasing assets and liabilities, with no significant initial effect on CEMEX, S.A.B. de C.V.’s net assets. CEMEX, S.A.B. de C.V. is not considering the early application of IFRS 16.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

3) INCOME FROM PARENT COMPANY-ONLY ACTIVITIES

Revenues from Parent Company-only activities as of December 31, 2015, 2014 and 2013, consisted of the following:

	2015	2014	2013
Rental income	$54	317	339
License fees	679	878	912

	$733	1,195	1,251

4) OTHER EXPENSES, NET

As of December 31, 2015, 2014 and 2013, “Other expenses, net” consisted of the following:

	2015	2014	2013
Results from the sale of assets	$(11)	18	—
Others	(55)	(47)	(23)

	$(66)	(29)	(23)

5) OTHER FINANCIAL EXPENSES, NET

As of December 31, 2015, 2014 and 2013, “Other financial expenses, net” is as follows:

	2015	2014	2013
Financial income	$608	393	531
Results from financial instruments, net (note 15D)	(2,985)	(749)	(1,107)

	$(2,377)	(356)	(576)

6) CASH AND CASH EQUIVALENTS

As of December 31, 2015 and 2014, cash and cash equivalents include cash and bank accounts of $308 and $171, respectively.

7) TRADE RECEIVABLES, NET

As of December 31, 2015 and 2014, trade receivable, net consisted of:

	2015	2014
Trade accounts receivable	$3,549	1,823
Allowances for doubtful accounts	(77)	(24)

	$3,472	1,799

As of December 31 2015 and for the nine-month period ended December 31, 2014, the expense related to doubtful account related to commercial activity (note 1) was approximately $53 and $24, respectively.

As of December 31, 2015 and 2014, trade accounts receivable include receivables of $2,007 (US$116) and $1,508 (US$102), that were sold under outstanding securitization programs for the sale of trade accounts receivable and/or factoring programs with recourse in Mexico. Under the outstanding securitization programs, CEMEX, S.A.B. de C.V. effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, CEMEX, S.A.B. de C.V. retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable; therefore, the amounts received are recognized within other financial obligations. Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The portion of the accounts receivable sold maintained as reserves amounted to $729 (US$42) in 2015 and $547 (US$37) in 2014. Therefore, the funded amount to CEMEX, S.A.B. de C.V. was $1,278 (US$74) in 2015 and $961 (US$65) in 2014, representing the amounts recognized within the line item of other financial obligations. The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to approximately $78 (US$5) in 2015 and $53 (US$4) in 2014. CEMEX, S.A.B. de C.V.’s securitization program is negotiated for specific periods and may be renewed at their maturity. The securitization program outstanding as of December 31, 2015 matures in March 2017.

8) OTHER ACCOUNTS RECEIVABLE

As of December 31, 2015 and 2014, other accounts receivable include the following:

	2015	2014
Other refundable taxes	$972	1,304
Non- trade accounts receivable	117	379

	$1,089	1,683

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

9) INVENTORIES

As of December 31, 2015 and 2014, the balance of inventories was summarized as follows:

	2015	2014
Finished goods	$622	536
Work-in-process	538	461
Raw materials	435	234
Materials and spare parts	1,026	972
Inventory in transit	235	257
Allowance for obsolescence	(15)	(11)

	$2,841	2,449

For the years ended December 31, 2015 and 2014, CEMEX, S.A.B. de C.V. recognized in the statements of operations, inventory obsolescence of approximately $4 and $11, respectively.

10) OTHER CURRENT ASSETS

As of December 31, 2015 and 2014, other current assets consisted of:

	2015	2014
Advance payments	$75	120
Other assets held for sale	13	2

	$88	122

Other assets held for sale are stated at their estimated realizable value and include real estate properties received in payment of trade receivables as well as other diverse assets held for sale.

11) INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES

As of December 31, 2015 and 2014 investments in shares of subsidiaries and associates, include the following:

	Activity	Country	%	2015	2014
CEMEX México, S.A. de C.V.	Cement	Mexico	100.0	$235,803	208,185
CEMEX Trademarks Holding Ltd.	Holding	Switzerland	48.7	38,479	40,856
CEMEX Operaciones México, S.A. de C.V.	Holding	Mexico	21.3	32,472	15,533
CEMEX Central, S.A. de C.V	Administrative Services	Mexico	100.0	6,510	6,369
Control Administrativo Mexicano, S.A. de C.V.	Cement	Mexico	49.0	5,613	4,826
Camcem, S.A. de C.V.	Cement	Mexico	10.3	600	—
Other companies	—	—	—	542	370

				$320,019	276,139

Out of which:
Book value				$433,093	360,692
Changes in stockholders’ equity				$(113,074)	(84,553)

During 2015 and 2014, CEMEX, S.A.B. de C.V. made stockholders’ equity contributions to one of the Mexican subsidiaries of approximately $11,330 and $3,562, respectively.

12) OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2015 and 2014, other investments and non-current accounts receivable include the following:

	2015	2014
Other investments	$1,739	69
Financial derivative instruments (note 15D)	871	4,817

	$2,610	4,886

13) PROPERTY, MACHINERY AND EQUIPMENT, NET

As of December 31, 2015 and 2014, property, machinery and equipment include the following:

	2015	2014
Lands	$2,518	2,170
Buildings	559	533
Machinery and equipment	1,483	—
Investments in progress	35	—
Accumulated depreciation	(946)	(387)

	$3,649	2,316

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Property, machinery and equipment, net – continued

Changes in property, machinery and equipment, net for the year ended December 31, 2015, was as follows:

	2015
	Land	Building	Machinery and equipment	Investments in progress	Total
Cost at beginning of period	$2,170	533	—	—	2,703
Accumulated depreciation	—	(387)	—	—	(387)

Net book value at beginning of period	2,170	146	—	—	2,316
Capital expenditures	4	35	13	35	87
Additions through capital leases	—	—	1,499	—	1,499

Total capital expenditures	2,174	181	1,512	35	3,902
Disposals	(18)	(35)	(29)	—	(82)
Depreciation for the period	—	(7)	(552)	—	(559)
Foreign currency translation effects	362	26	—	—	388

Cost at end of period	2,518	559	1,483	35	4,595
Accumulated depreciation	—	(394)	(552)	—	(946)

Net book value at end of period	$2,518	165	931	35	3,649

14) OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2015 and 2014, other accounts payable and accrued expenses are shown below:

	2015	2014
Accounts payable, accrued expenses and interest payable	$2,599	2,209
Taxes payable	1,067	5,380
Advances from customers	852	438

	$4,518	8,027

As of December 31, 2015 and 2014, the caption accounts payable, accrued expense and interest payable, includes approximately $313 (US$18) and $276 (US$19) from provisions related to insurances and fees, respectively.

15) FINANCIAL INSTRUMENTS

15A) SHORT-TERM AND LONG-TERM DEBT

CEMEX, S.A.B. de C.V.’s debt summarized as of December 31, 2015 and 2014, by interest rates and currencies was as follows:

	2015			2014
	Short-term	Long-term	Total	Short-term	Long-term	Total
Floating rate debt	$67	61,422	61,489	$11,581	33,714	45,295
Fixed rate debt	—	101,748	101,748	3,340	74,338	77,678

	$67	163,170	163,237	$14,921	108,052	122,973

Effective rate 1
Floating rate	4.3%	4.0%		5.2%	4.3%
Fixed rate	—	6.2%		9.0%	6.7%

	2015				2014
Currency	Short-term	Long-term	Total	Effective rate 1	Short-term	Long-term	Total	Effective rate 1
Dollars	$67	133,289	133,356	5.7%	$14,921	99,451	114,372	6.0%
Pesos	—	627	627	4.4%	—	1,495	1,495	6.4%
Euros	—	29,254	29,254	4.1%	—	7,106	7,106	4.8%

	$67	163,170	163,237		$14,921	108,052	122,973

1	Represents the weighted average effective interest rate.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Short-term and long-term debt – continued

2015	Short-term	Long-term	2014	Short-term	Long-term
Bank loans			Bank loans
Loans in foreign countries, 2016 to 2018	—	161	Loans in foreign countries, 2015 to 2018	—	195
Syndicated loans, 2016 to 2019	—	52,763	Syndicated loans, 2015 to 2019	—	26,228

	—	52,924		—	26,423

Notes payable			Notes payable
Notes payable in Mexico, 2016 to 2017	—	627	Notes payable in Mexico, 2015 to 2017	—	614
Medium-term notes, 2016 to 2025	—	109,686	Medium-term notes, 2015 to 2025	—	95,936
Other notes payable, 2016 to 2025	—	—	Other notes payable, 2015 to 2025	—	—

	—	110,313		—	96,550

Total bank loans and notes payable	—	163,237	Total bank loans and notes payable	—	122,973
Current maturities	67	(67)	Current maturities	14,921	(14,921)

	$67	163,170		$14,921	108,052

As of December 31, 2015 and 2014, discounts, fees and other direct costs incurred in the issuance of CEMEX, S.A.B. de C.V.’s outstanding notes payable for approximately US$48 ($827) and US$71 ($1,047), respectively, adjusted the balance of payable instruments and are amortized to financing expense over the maturity of the related debt instruments.

Changes in debt for the years ended December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Debt at beginning of year	$122,973	93,641	52,429
Proceeds from new debt instruments	51,928	42,205	40,272
Debt repayments	(35,594)	(25,003)	(152)
Foreign currency translation effect	23,930	12,130	1,092

Debt at end of year	$163,237	122,973	93,641

As of December 31, 2015 and 2014, as presented in the table above of debt by type of instrument, approximately 32% and 22%, respectively, of CEMEX, S.A.B. de C.V.’s total indebtedness, was represented by bank loans, of which, in 2014, the most significant portion corresponded to those balances under CEMEX, S.A.B. de C.V.’s financing agreement entered into on September 29, 2014, as amended on July 23, 2015 (the “Credit Agreement”) of approximately US$1,286 ($18,957) and the financing agreement entered into on September 17, 2012, as amended several times including on September 29, 2014 (the “Facilities Agreement”) of approximately US$493 ($7,271), both agreements described elsewhere in this note, and in 2013, the most significant portion corresponded to the balance under the Facilities Agreement of approximately US$1,031 ($13,452). Additionally on September 21, 2015 the principal amount of the Credit Agreement was further increased by three financial institutions in approximately US$30 ($517).

In addition, as of December 31, 2015 and 2014, as presented in the table above of debt by type of instrument, approximately 68% and 78%, respectively, of CEMEX, S.A.B. de C.V.’s total indebtedness, was represented by notes payable, of which, the most significant portion was long-term in both periods. As of December 31, 2015 and 2014, CEMEX, S.A.B. de C.V.’s long-term notes payable are detailed as follows:

								Balances as of December 31,
Description[2]	Date of issuance	Currency	Principal amount	Rate[1]	Maturity date	Repurchased amount US$[3]	Outstanding amount US$	2015	2014
March 2025 Notes[4]	03/Mar/15	Dollar	750	6.125%	05/May/25	—	750	12,866	—
January 2025 Notes[5]	11/Sep/14	Dollar	1,100	5.70%	11/Jan/25	(29)	1,071	18,382	16,142
March 2023 Notes[4]	03/Mar/ 15	Euro	550	4.375%	05/Mar/23	—	598	10,251	—
January 2022 Notes[5]	11/Sep/14	Euro	400	4.75%	11/Jan/22	—	435	7,462	7,106
January 2021 Notes	02/Oct/13	Dollar	1,000	7.25%	15/Jan/21	—	1,000	17,184	14,686
December 2019 Notes	12/Aug/13	Dollar	1,000	6.50%	10/Dec/19	(11)	989	16,973	14,678
March 2019 Notes	25/Mar/13	Dollar	600	5.875%	25/Mar/19	—	600	10,302	8,798
October 2018 Variable Notes	02/Oct/13	Dollar	500	L+475bps	15/Oct/18	—	500	8,564	7,348
June 2018 Notes	17/Sep/12	Dollar	500	9.50%	15/Jun/18	(52)	448	7,702	7,335
January 2018 Notes[4,5,6,7]	11/Jan/11	Dollar	1,650	9.00%	11/Jan/18	(1,650)	—	—	8,317
November 2017 Notes	30/Nov/07	Peso	627	4.40%	17/Nov/17	—	36	627	614
September 2015 Variable Notes[4]	05/Apr/11	Dollar	800	L+500 bps	30/Sep/15	(800)	—	—	11,526

								$110,313	96,550

1	The letter “L” included above refers to LIBOR, which represents the London Inter-Bank Offered Rate, variable rate used in international markets for debt denominated in U.S. dollars. As of December 31, 2015 and 2014, the 3-Month LIBOR rate was 0.6127% and 0.2556%, respectively. The contraction “bps” means basis points. One hundred basis points equal 1%.
2	Unless otherwise indicated, all issuances are fully and unconditionally guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX Concretos S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., CEMEX Asia, B.V., CEMEX Corp., CEMEX Egyptian Investments, B.V., CEMEX Egyptian Investments II, B.V., CEMEX Finance LLC, CEMEX France Gestion, (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V. and CEMEX UK.
3	Presented net of all outstanding notes held by CEMEX, S.A.B. de C.V.’s subsidiaries.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Short-term and long-term debt – continued

4	On March 30, 2015, in relation with the issuance of the CEMEX, S.A.B. de C.V. €550 of 4.375% Senior Secured Notes due 2023 and the US$750 of 6.125% Senior Secured Notes due 2025, CEMEX, S.A.B. de C.V. completed the purchase for US$344 of the remaining principal amount of the January 2018 Notes. On May 15, 2015, CEMEX, S.A.B. de C.V. completed the purchase for US$213 of the remaining principal amount of the CEMEX España, S.A. of the May 2020 Notes, and on June 30, 2015, purchase of the remaining principal amount for US$746 of the September 2015 Variable Notes.
5	On January 11, 2015, in relation with the issuance of the January 2025 Notes and the January 2022 Notes, CEMEX, S.A.B. de C.V. completed the purchase of US$217 principal amount of the January 2018 Notes.
6	On October 1, 2014, expired a cash tender offer to purchase up to US$1,175 aggregate principal amount of the January 2018 Notes and of the May 2020 Notes. Pursuant to this tender offer and using a portion of the proceeds from the issuance of the January 2025 Notes, CEMEX, S.A.B. de C.V. completed the purchase of approximately US$593 aggregate principal amount of the January 2018 Notes and approximately US$365 aggregate principal amount of the May 2020 Notes.
7	On April 9, 2014, through a cash tender offer using a portion of the proceeds from the issuance of the April 2024 Notes, CEMEX, S.A.B. de C.V. completed the purchase of US$483 aggregate principal amount of the January 2018 Notes and US$597 aggregate principal amount of the May 2020 Notes.

During 2015, 2014 and 2013, as a result of the debt transactions incurred by CEMEX, S.A.B. de C.V. mentioned above, including exchange offers and tender offers to replace and/or repurchase existing debt instruments, CEMEX, S.A.B. de C.V. paid combined premiums, fees and issuance costs for approximately US$51 ($877), US$113 ($1,508) and US$15 ($188), respectively, of which approximately US$25 ($435) in 2015, US$66 ($876) in 2014 and US$1($14) in 2013, associated with the extinguished portion of the exchanged or repurchased notes, were recognized in the statement of operations in each year within “Financial expense”. In addition, approximately US$26 ($443) in 2015, US$47 ($633) in 2014 and US$14 ($175) in 2013, corresponding to issuance costs of new debt and/or the portion of the premiums treated as a refinancing by considering that: a) the relevant economic terms of the old and new notes were not substantially different; and b) the final holders of the new notes were the same of such portion of the old notes; adjusted the carrying amount of the new debt instruments, and are amortized over the remaining term of each instrument. Moreover, proportional fees and issuance costs related to the extinguished debt instruments for approximately US$20 ($320) in 2015, US$78 ($1,048) in 2014 and US$19 ($326) in 2013 that were pending for amortization were recognized in the statement of operations of each year as part of “Financial expense”.

Long-term debt maturities as of December 31, 2015, are as follows:

2015
2017	$7,120
2018	31,257
2019	42,049
2020	16,600
2021 and thereafter	66,144

$163,170

Credit Agreement, Facilities Agreement and Financing Agreement

On September 29, 2014, CEMEX, S.A.B. de C.V. entered into the Credit Agreement for US$1,350, with nine of the main participating banks under its Facilities Agreement. The proceeds from the Credit Agreement were used to repay US$1,350 of debt under the Facilities Agreement. Following such repayment, and along with the repayment on September 12, 2014 of US$350 of debt under the Facilities Agreement using the proceeds from the January 2025 Notes, CEMEX, S.A.B. de C.V. reduced the total outstanding amount under the Facilities Agreement to approximately US$2,475. Moreover, on November 3, 2014, CEMEX, S.A.B. de C.V. received US$515 of additional commitments from banks that agreed to join the Credit Agreement, increasing the total principal amount to US$1,865. The incremental amount was applied to partially prepay the Facilities Agreement and other debt. As a result, as of December 31, 2014 the remaining outstanding amount under the Facilities Agreement was reduced to approximately US$2,050, scheduled to mature in 2017. On July 30, 2015, CEMEX, S.A.B. de C.V repaid in full the total amount outstanding of approximately US$1,937 ($33,375) under the Facilities Agreement with new funds from 21 financial institutions, which joined the Credit Agreement under new tranches, allowing CEMEX, S.A.B. de C.V. to increase the average life of its syndicated bank debt to approximately 4 years as of such date. On September 21, 2015 three additional financial institutions provided additional commitments for approximately US$30. As a result, total commitments under the Credit Agreement include approximately €621 (US$675 or $11,624) and approximately US$3,149 ($54,257), out of which about US$735 ($12,664) are in a revolving credit facility. The Credit Agreement now has an amortization profile, considering all commitments, of approximately 10% in 2017; 25% in 2018; 25% in 2019; and 40% in 2020. The new tranches share the same guarantors and collateral package as the original tranches under the Credit Agreement. As a result of this refinancing, CEMEX, S.A.B. de C.V. has no significant debt maturities in 2016 and 2017 other than the approximately US$352 ($6,065) of Convertible Subordinated Notes due March 2016 and approximately US$373 ($6,427) corresponding to the first amortization under the Credit Agreement in September 2017.

On August 14, 2009, CEMEX, S.A.B. de C.V. entered into a financing agreement with its major creditors, as amended from time to time during 2009, 2010, 2011 and 2012 (the “Financing Agreement”), by means of which CEMEX, S.A.B. de C.V. extended the maturities of approximately US$14,961 of syndicated loans, private placement notes and other obligations. After the application of the proceeds from several refinancing transactions, the application of the net proceeds obtained from the sale of assets, and an equity offering of CEMEX, S.A.B. de C.V. in 2009, on September 17, 2012, CEMEX, S.A.B. de C.V. entered into the Facilities Agreement pursuant to an invitation to the creditors under the Financing Agreement to exchange their existing loans and private placement notes under the Financing Agreement for new loans and new private placement notes of approximately US$6,155 maturing in February 2017, US$500 of the June 2018 Notes and approximately US$525 aggregate principal amount of loans and private placement notes remained outstanding after the Exchange Offer under the existing Financing Agreement, as amended.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Credit Agreement, Facilities Agreement and Financing Agreement – continued

Subsequently, after the application of proceeds resulting from the October 2022 Notes, the aggregate principal amount of loans and U.S. dollar private placement notes under the amended Financing Agreement was US$55 ($707), with a final maturity on February 14, 2014. This amount was repaid in full in March 2013 with proceeds from the issuance of the March 2019 Notes.

All tranches under the Credit Agreement have substantially the same terms, including an applicable margin over LIBOR of between 250 to 400 basis points, depending on the leverage ratio (as defined below) of CEMEX, S.A.B. de C.V. as follows:

Consolidated leverage ratio	Applicable margin
> 5.50x	400 bps
< 5.50x > 5.00	350 bps
< 5.00x > 4.50	325 bps
< 4.50x > 4.00	300 bps
< 4.00x > 3.50	275 bps
< 3.50x	250 bps

As of December 31, 2015, under the Credit Agreement, CEMEX, S.A.B. de C.V. must observe the following thresholds: (a) the aggregate amount allowed for capital expenditures cannot exceed US$1,000 per year excluding certain capital expenditures, and, joint venture investments and acquisitions by CEMEX Latam Holdings, S.A. and its subsidiaries, which capital expenditures, joint venture investments and acquisitions at any time then incurred are subject to a separate aggregate limit of US$500 (or its equivalent); and (b) the amounts allowed for permitted acquisitions and investments in joint ventures cannot exceed US$400 per year. Nonetheless, such limitations do not apply if capital expenditures or acquisitions are funded with equity, equity-like issuances or asset disposals proceeds. Under the Credit Agreement there are no restrictions on asset swaps or mandatory prepayments of debt with excess cash held above certain amounts. On October 31, 2014, CEMEX, S.A.B. de C.V. obtained the required consents to amend certain provisions of the Facilities Agreement to substantially conform such agreement to the Credit Agreement.

The debt under the Credit Agreement and previously under the Facilities Agreement, is guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Toltecas de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., CEMEX Asia, B.V., CEMEX Corp., CEMEX Egyptian Investments, B.V., CEMEX Egyptian Investments II, B.V., CEMEX Finance LLC., CEMEX France Gestion, (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V. and CEMEX UK. In addition, the debt under such agreements (together with all other senior capital markets debt issued or guaranteed by CEMEX, S.A.B. de C.V., and certain other precedent facilities) is also secured by a first-priority security interest in: (a) substantially all the shares of CEMEX México, S.A. de C.V.; CEMEX Operaciones México, S.A. de C.V; New Sunward Holding B.V.; CEMEX Trademarks Holding Ltd. and CEMEX España (the “Collateral”), and (b) all proceeds of such Collateral.

In addition to the restrictions mentioned above, and subject in each case to the permitted negotiated amounts and other exceptions, CEMEX, S.A.B. de C.V. is also subject to a number of negative covenants that, among other things, restrict or limit its ability to: (i) create liens; (ii) incur additional debt; (iii) change CEMEX, S.A.B. de C.V.’s business or the business of any obligor or material subsidiary (in each case, as defined in the Credit Agreement and the Facilities Agreement); (iv) enter into mergers; (v) enter into agreements that restrict its subsidiaries’ ability to pay dividends or repay intercompany debt; (vi) acquire assets; (vii) enter into or invest in joint venture agreements; (viii) dispose of certain assets; (ix) grant additional guarantees or indemnities; (x) declare or pay cash dividends or make share redemptions; (xi) enter into certain derivatives transactions; and (xii) exercise any call option in relation to any perpetual bonds CEMEX, S.A.B. de C.V. issues unless the exercise of the call options does not have a materially negative impact on its cash flow.

The Credit Agreement also contains a number of affirmative covenants that, among other things, require CEMEX, S.A.B. de C.V. to provide periodic financial information to its lenders. However, a number of those covenants and restrictions will automatically cease to apply or become less restrictive if CEMEX, S.A.B. de C.V. so elects when: (i) CEMEX, S.A.B. de C.V.’s Leverage Ratio (as defined hereinafter) for the two most recently completed quarterly testing periods is less than or equal to 4.0 times; and (ii) no default under the Credit Agreement is continuing. At that point the Leverage Ratio must not exceed 4.25 times. Restrictions that will cease to apply when CEMEX, S.A.B. de C.V. satisfies such conditions include the capital expenditure limitations mentioned above and several negative covenants, including limitations on CEMEX, S.A.B. de C.V.’s ability to declare or pay cash dividends and distributions to shareholders, limitations on CEMEX, S.A.B. de C.V.’s ability to repay existing financial indebtedness, certain asset sale restrictions, certain mandatory prepayment provisions, and restrictions on exercising call options in relation to any perpetual bonds CEMEX, S.A.B. de C.V. At such time, several baskets and caps relating to negative covenants will also increase, including permitted financial indebtedness, permitted guarantees and limitations on liens. However, CEMEX, S.A.B. de C.V. cannot assure that it will be able to meet the conditions for these restrictions to cease to apply prior to the final maturity date under the Credit Agreement.

In addition, the Credit Agreement and previously the Facilities Agreement, contains events of default, some of which may be outside of CEMEX, S.A.B. de C.V.’s control. As of December 31, 2015, CEMEX, S.A.B. de C.V. is not aware of any event of default. CEMEX, S.A.B. de C.V. cannot assure that it will be able to comply with the restrictive covenants and limitations contained in the Credit Agreement. CEMEX, S.A.B. de C.V.’s failure to comply with such covenants and limitations could result in an event of default, which could materially and adversely affect CEMEX, S.A.B. de C.V.’s business and financial condition.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Financial Covenants

The Credit Agreement, and previously the Facilities Agreement, requires CEMEX, S.A.B. de C.V. the compliance with financial ratios, which mainly include: a) the consolidated ratio of net debt to Operating EBITDA (the “Leverage Ratio”); and b) the consolidated ratio of Operating EBITDA to interest expense (the “Coverage Ratio”). These financial ratios are calculated according to the formulas established in the debt contracts using the consolidated amounts under IFRS. CEMEX, S.A.B. de C.V. must comply with a Coverage Ratio and a Leverage Ratio for each period of four consecutive fiscal quarters as follows:

Period	Coverage Ratio	Period	Leverage Ratio
For the period ending on December 31, 2012 up to and including the period ending on September 30, 2014	> = 1.50	For the period ending on December 31, 2012 up to and including the period ending on December 31, 2013	< = 7.00
		For the period ending on September 30, 2014	< = 6.75
For the period ending on December 31, 2014 up to and including the period ending on September 30, 2015	> = 1.75	For the period ending on December 31, 2014 up to and including the period ending on March 31, 2015	< = 6.50
		For the period ending on June 30, 2015 up to and including the period ending on March 31, 2016	< = 6.00
For the period ending on December 31, 2015 up to and including the period ending on March 31, 2016	> = 1.85	For the period ending on June 30, 2016 up to and including the period ending on September 30, 2016	< = 5.75
		For the period ending on December 31, 2016 up to and including the period ending on March 31, 2017	< = 5.50
For the period ending on June 30, 2016 up to and including the period ending on September 30, 2016	> = 2.00	For the period ending on June 30, 2017 up to and including the period ending on September 30, 2017	< = 5.25
		For the period ending on December 31, 2017 up to and including the period ending on March 31, 2018	< = 5.00
For the period ending on December 31, 2016 and each subsequent reference period	> = 2.25	For the period ending on June 30, 2018 up to and including the period ending on September 30, 2018	< = 4.50
		For the period ending on December 31, 2018 up to and including the period ending on March 31, 2019	< = 4.25
		For the period ending on June 30, 2019 and each subsequent reference period	< = 4.00

CEMEX, S.A.B. de C.V.’s ability to comply with these ratios may be affected by economic conditions and volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets. For the compliance periods ended as of December 31, 2015, 2014 and 2013, taking into account the Credit Agreement, the Facilities Agreement and the Financing Agreement, as applicable, CEMEX, S.A.B. de C.V. was in compliance with the financial covenants imposed by its debt contracts.

The main consolidated financial ratios as of December 31, 2015, 2014 and 2013 were as follows:

		Financial ratios
		2015	2014	2013
Leverage ratio [1,2]	Limit	=< 6.00	=< 6.50	=< 7.00
	Calculation	5.21	5.19	5.49

Coverage ratio [3]	Limit	=> 1.85	=> 1.75	> 1.50
	Calculation	2.61	2.34	2.11

1	The leverage ratio is calculated in pesos by dividing “Funded debt” by pro forma Operating EBITDA for the last twelve months as of the calculation date. Funded debt equals debt, as reported in the balance sheet excluding finance leases, plus perpetual debentures and guarantees, plus or minus the fair value of derivative financial instruments, as applicable, among other adjustments.
2	Pro forma Operating EBITDA represents, all calculated in pesos, Operating EBITDA for the last twelve months as of the calculation date, plus the portion of Operating EBITDA referring to such twelve-month period of any significant acquisition made in the period before its consolidation in CEMEX, minus Operating EBITDA referring to such twelve-month period of any significant disposal that had already been liquidated.
3	The coverage ratio is calculated in pesos using the amounts from the financial statements, by dividing the pro forma operating EBITDA by the financial expense for the last twelve months as of the calculation date. Financial expense includes interest accrued on the perpetual debentures.

CEMEX, S.A.B. de C.V. will classify all of its outstanding debt as current debt in its balance sheet if: 1) as of any measurement date CEMEX, S.A.B. de C.V. fails to comply with the aforementioned financial ratios or 2) the cross default clause that is part of the Credit Agreement is triggered by the provisions contained therein; 3) as of any date prior to a subsequent measurement date CEMEX, S.A.B. de C.V. expects not to be in compliance with such financial ratios, in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) a signed refinancing agreement to refinance the relevant debt on a long-term basis. Moreover, concurrent with the aforementioned classification of debt in the short-term, the noncompliance of CEMEX, S.A.B. de C.V. with the financial ratios agreed upon pursuant to the Credit Agreement or, in such event, the absence of a waiver of compliance or a negotiation thereof, after certain procedures upon CEMEX, S.A.B. de C.V.’s lenders’ request, they would call for the acceleration of payments due under the Credit Agreement. That scenario will have a material adverse effect on CEMEX, S.A.B. de C.V.’s liquidity, capital resources and financial position.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

15B) OTHER FINANCIAL OBLIGATIONS

Other financial obligations in the balance sheet of CEMEX, S.A.B. de C.V. as of December 31, 2015 and 2014, are as follows:

	2015			2014
	Short-term	Long-term	Total	Short-term	Long-term	Total
I. Convertible subordinated notes due 2020	$—	8,569	8,569	$—	—	—
II. Convertible subordinated notes due 2018	—	10,826	10,826	—	8,891	8,891
II. Convertible subordinated notes due 2016	6,007	—	6,007	—	13,642	13,642
III. Convertible subordinated notes due 2015	—	—	—	2,983	—	2,983
IV. Mandatorily convertible securities due in 2019	239	961	1,200	206	1,194	1,400
V. Liabilities secured with accounts receivable	—	1,278	1,278	—	961	961

	$6,246	21,634	27,880	$3,189	24,688	27,877

Financial instruments convertible into CEMEX, S.A.B. de C.V.’s shares contain components of liability and equity, which are recognized differently depending upon the currency in which the instrument is denominated and the functional currency of the issuer (note 2F).

I. Optional convertible subordinated notes due 2020

During 2015, CEMEX, S.A.B. de C.V. issued US$521 ($8,977) aggregate principal amount of 3.72% convertible subordinated notes due in March 2020 (the “2020 Convertible Notes”). The 2020 Convertible Notes were issued: a) US$200 as a result of the exercise in March 13, 2015 of US$200 notional amount of US$200 of Contingent Convertible Units (“CCUs”) (described below) and b) US$321 as a result of the exchange with certain institutional investors in May 21, 2015, which together with early conversions, resulted in a total of approximately US$626 aggregate principal amount of 3.25% convertible subordinated notes due in 2016 (the “2016 Convertible Notes”) held by such investors and the issuance and delivery by CEMEX, S.A.B. de C.V. of an estimated 42 million ADSs, which included a number of additional ADSs issued to the holders as non-cash inducement premiums. The 2020 Convertible Notes, which are subordinated to all of CEMEX, S.A.B. de C.V’s liabilities and commitments, are convertible into a fixed number of CEMEX, S.A.B. de C.V.’s ADSs at any time at the holder’s election and are subject to anti-dilution adjustments. The difference at the exchange date between the fair value of the 2016 Convertible Notes and the 42 million ADSs against the fair value of the 2020 Convertible Notes, represented a loss of approximately $365 recognized in 2015 as part of “Other financial expenses, net”. As of December 31, 2015, the conversion price per ADS was approximately 11.90 dollars. The aggregate fair value of the conversion option as of the issuance dates which amounted to approximately $199 was recognized in other equity reserves. After anti-dilution adjustments, the conversion rate as of December 31, 2015 was 84.0044 ADS per each 1 thousand dollars principal amount of such notes.

II. Optional convertible subordinated notes due in 2016 and 2018

On March 15, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$978 ($11,632) aggregate principal amount of the 2016 Convertible Notes and US$690 ($8,211) principal amount of 3.75% convertible subordinated notes due in 2018 (the “2018 Convertible Notes”). The notes are subordinated to all of CEMEX, S.A.B. de C.V.’s liabilities and commitments. The notes are convertible into a fixed number of CEMEX, S.A.B. de C.V.’s ADSs, and are subject to anti-dilution adjustments. As of December 31, 2015 and 2014, the conversion price per ADS was approximately US$9.27 dollars and US$9.65 dollars, respectively. After anti-dilution adjustments, the conversion rate as of December 31, 2015 and 2014 was 107.8211 ADS and 103.6741 ADS, respectively, per each 1 thousand dollars principal amount of such notes. Concurrent with the offering, a portion of the net proceeds from this transaction were used to fund the purchase of capped call options, which are generally expected to reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon the potential conversion of such notes (note 15D). After the exchange of notes described in the paragraph above, as of December 31, 2015, US$352 of the 2016 Convertible Notes due in March 2016 remain outstanding.

III. Optional convertible subordinated notes due in 2015

On March 30, 2010, CEMEX, S.A.B. de C.V. issued US$715 ($8,837) aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015 (the “2015 Convertible Notes”), which were subordinated to all of CEMEX, S.A.B. de C.V.’s liabilities and commitments and were convertible into a fixed number of CEMEX, S.A.B. de C.V.’s ADSs, at the holder’s election, considering anti-dilution adjustments. As described above, in March 2015 CEMEX, S.A.B. de C.V. repaid at maturity the remaining balance of these notes. As of December 2014, the conversion price per ADS was approximately 11.18 dollars. After anti-dilution adjustments, the conversion rate as of December 31, 2014 was 89.4729 ADS, per each 1 thousand dollars principal amount of such notes. Concurrent with the offering, a portion of the proceeds were used to enter into a capped call transaction that was expected to generally reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon the potential conversion of the notes (note 15D).

On several dates during 2014, CEMEX, S.A.B. de C.V. agreed with certain institutional holders the early conversion of approximately US$511 in aggregate principal amount of the 2015 Convertible Notes in exchange for approximately 50.4 million ADSs, which included the number of additional ADSs issued to the holders as non-cash inducement premiums. As a result of the early conversion agreements, the liability component of the converted notes of approximately $6,483 was reclassified from other financial obligations to other equity reserves. In addition, considering the issuance of shares, CEMEX, S.A.B. de C.V. increased common stock for $4 and additional paid-in capital for $8,037 against other equity reserves and recognized expense for the inducement premiums of approximately $828, representing the fair value of the ADSs at the issuance dates, in the statement of operations in 2014 within “Other financial expenses, net.” As of December 31, 2014, the outstanding principal amount of the 2015 Convertible notes was of approximately US$204.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Optional convertible subordinated notes due in 2015 – continued

On October 3, 2014, to a private offer, CEMEX, S.A.B. de C.V. issued US$200 ($2,948) CCUs, in connection with the 2015 Convertible Notes by means of which, in exchange for monthly payments by CEMEX, S.A.B. de C.V. to the holders of the CCUs at the annual rate of 3.0% on the notional amount, CEMEX, S.A.B. de C.V. secured the refinancing for any of the 2015 Convertible Notes that would mature without conversion up to US$200 of the principal amount. Based on the contract of the CCUs, the holders invested the US$200 in treasury bonds of the United States, and irrevocably agreed that such investment would be applied, if necessary, in March 2015, to subscribe new convertible notes of CEMEX, S.A.B. de C.V. for up to US$200. As previously mentioned, in March 13, 2015, CEMEX, S.A.B. de C.V. exercised the CCUs and issued US$200 aggregate principal amount of the 2020 Convertible Notes to the holders of such CCUs. CEMEX, S.A.B. de C.V. used the proceeds from the exercise of CCUs and the corresponding issuance of US$200 of the 2020 Convertible Notes to partially repay at their maturity in March 15, 2015, US$204 of the remaining aggregate principal amount of the 2015 Convertible Notes described above.

IV. Mandatorily convertible securities due in 2019

In December 2009, CEMEX, S.A.B. de C.V. completed an exchange offer of debt into mandatorily convertible securities in pesos for approximately US$315 ($4,126) with maturity in 2019 and annual rate of 10% (the “2019 Mandatorily Convertible Securities”). Reflecting anti-dilution adjustments, the notes will be converted at maturity or earlier if the price of the CPO reaches approximately $29.50, into approximately 210 million CPOs at a conversion price of approximately $19.66 per CPO. During their tenure, holders have an option to voluntarily convert their securities on any interest payment date into CPOs. Considering the currency in which the notes are denominated and the functional currency (note 2D) the conversion option embedded in these securities which started to be treated as a stand-alone derivative liability at fair value through the statement of operations, recognizing an initial effect of $365. Changes in fair value of the conversion option generated a gain for approximately US$18 ($310) in 2015 and gain for approximately of US$11 ($159) in 2014 and losses of approximately US$10 ($135) in 2013.

V. Liabilities secured with accounts receivable

As of December 31, 2015 and 2014, CEMEX, S.A.B. de C.V. maintained securitization programs for the sale of trade accounts receivable established in Mexico (note 7), by means of which, CEMEX, S.A.B. de C.V. effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, considering that CEMEX, S.A.B. de C.V. retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable, the funded amounts of the trade receivables sold are recognized in other financial obligations and the receivables sold are maintained in the balance sheet.

15C) FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial assets and liabilities

The carrying amounts of cash, trade receivables, other accounts receivable, short term intercompany balances, trade payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Cash equivalents and certain long-term investments are recognized at fair value, considering to the extent available, quoted market prices for the same or similar instruments. The estimated fair value of long-term debt is either based on estimated market prices for such or similar instruments, considering interest rates currently available for CEMEX, S.A.B. de C.V. to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available to CEMEX, S.A.B. de C.V.

As of December 31, 2015 and 2014, the carrying amounts of financial assets and liabilities and their respective fair values were as follows:

	2015		2014
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Derivative financial instruments (note 12)	$871	871	$4,817	4,817
Long-term accounts receivable with related parties (note 16A)	1,385	1,252	4,550	4,126
Other investments (note 12)	1,739	1,739	69	69

	$3,995	3,862	$9,436	9,012

Financial liabilities
Long-term debt (note 15A)	$163,170	154,088	$108,052	110,955
Other financial obligations (note 15B)	21,634	23,229	24,688	34,934
Derivative financial instruments (note 15D)	172	172	413	413
Long-term accounts payable with related parties (note 16A)	1,320	1,295	481	481

	$186,296	178,784	$133,634	146,783

Fair Value Hierarchy

The fair values determined by CEMEX, S.A.B. de C.V. as of December 31, 2015 and 2014, for its financial assets and liabilities are determined by Level 2.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

15D) DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, in compliance with the guidelines established by its Risk Management Committee and the restrictions set forth by its debt agreements, CEMEX, S.A.B. de C.V. held interest rate swaps, as well as forward contracts and other derivative instruments on CEMEX, S.A.B. de C.V.’s own CPOs and/or ADSs, with the objective of, as the case may be: a) changing the risk profile associated with the price of raw materials and other energy projects; and b) other corporate purposes.

As of December 31, 2015 and 2014, the notional amounts and fair values of derivative financial instruments were as follows:

	2015			2014
(Millions of U.S. dollars)	Notional amount		Fair value	Notional amount	Fair value
I. Interest rate swaps	US$	157	28	165	33
II. Options on own shares		1,145	12	1,668	266
III. Foreign exchange forward contracts		173	(1)	—	—

	US$	1,475	39	1,833	299

The fair values determined by CEMEX, S.A.B. de C.V. for its derivative financial instruments are Level 2. There is no direct measure for the risk of CEMEX, S.A.B. de C.V. or its counterparts in connection with the derivative instruments. Therefore, the risk factors applied for CEMEX, S.A.B. de C.V. assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of CEMEX, S.A.B. de C.V. and its counterparts.

The caption “Other financial expenses, net” included gains and a losses related to the recognition of changes in fair values of the derivative instruments during the applicable period and that represented net losses of $3,239 (US$188) in 2015, $547 (US$37) in 2014 and $1,308 (US$103) in 2013.

As of December 31, 2015 and 2014, the main exposure of CEMEX, S.A.B. de C.V. was related to changes in the prices of its CPOs. A significant decrease in the market price of CEMEX, S.A.B. de C.V. CPOs and third party shares would negatively affect CEMEX, S.A.B. de C.V. liquidity and financial position.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of CEMEX, S.A.B. de C.V.’s overall exposure attributable to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts exchanged by the parties, and consequently, there is no direct measure of CEMEX, S.A.B. de C.V.’s exposures to the use of these derivatives. The amounts exchanged are determined based on the notional amounts and other terms included in the derivative instruments.

I. Interest rate swap contracts

As of December 31, 2015 and 2014, CEMEX, S.A.B. de C.V. had an interest rate swap maturing in September 2022 associated with an agreement entered into by CEMEX, S.A.B. de C.V. for the acquisition of electric energy in Mexico, which fair value represented assets of approximately US$28 ($482) and US$33 ($486) respectively. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, CEMEX, S.A.B. de C.V. will receive a fixed rate of 5.4% and will pay LIBOR. Changes in the fair value of this interest rate swap generated losses of US$4 ($69) in 2015, US$1 ($3) in 2014 and US$16 ($207) in 2013, recognized in the statements of operations for each year.

II. Options on own shares

On March 15, 2011, CEMEX, S.A.B. de C.V. entered into a capped call transaction, after anti-dilution adjustments, over approximately 173 million ADSs (101 million ADS maturing in March 2016 and 72 million ADSs maturing in March 2018) in connection with the 2016 Convertible Notes and the 2018 Convertible Notes and to effectively increase the conversion price for CEMEX, S.A.B. de C.V. ADSs under such notes, by means of which, at maturity of the notes in if the market price per ADS is above the strike price of approximately US$9.65, CEMEX, S.A.B. de C.V. will receive in cash the difference between the market price and the strike price, with a maximum appreciation per ADS of approximately US$4.4518, for the 2016 Convertible Notes and US$5.9357 for the 2018 Convertible Notes, CEMEX, S.A.B. de C.V. paid aggregate premium of approximately US$222. As of December 31, 2015 and 2014, the fair value of such options represented an asset of approximately US$22 ($379) and US$294 ($4,335) respectively. Changes in the fair value of these instruments generated losses of approximately US$228 ($3,928) in 2015, US$65 ($962) in 2014 and gain of approximately US$127 ($1,663) in 2013, recognized within “Other financial expense, net” in the statements of operations. During 2015, CEMEX, S.A.B. de C.V. amended a portion of the capped calls relating to the 2016 Convertible Notes with the purpose of unwinding the position, as a result CEMEX, S.A.B. de C.V. received an aggregate amount of approximately US$44 ($758) in cash, equivalent to the unwind of 44.2% of the total notional amount of such capped call.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Options on own shares – continued

On March 30, 2010, CEMEX, S.A.B. de C.V. entered into a capped call transaction, after anti-dilution adjustments over approximately 64 million ADSs maturing in March 2015, in connection with the 2015 Convertible Notes and to effectively increase the conversion price for CEMEX, S.A.B. de C.V. ADSs under such notes, by means of which, at maturity of the notes, if the market price per ADS was above the strike price of approximately US$11.1765, CEMEX, S.A.B. de C.V. would receive in cash the difference between the market price and the strike price with a maximum appreciation per ADS of approximately US$4.2986. CEMEX, S.A.B. de C.V. paid a premium of approximately US$105. On January 13, 2014, CEMEX, S.A.B. de C.V. initiated a process to amend the terms of this capped call transaction, pursuant to which, using the then existing market valuation of the instrument, CEMEX, S.A.B. de C.V. received approximately 7.7 million zero-strike call options over a same number of ADSs. In July 2014, CEMEX, S.A.B. de C.V. amended the zero-strike call options to fix a minimum value of approximately US$94. As part of the amendment, CEMEX, S.A.B. de C.V. also retained the economic value of approximately 1 million ADSs. During December 2014, CEMEX, S.A.B. de C.V. further amended and unwound the zero-strike call options, monetizing the remainder value of the approximately 1 million ADSs it had retained, pursuant to which CEMEX, S.A.B. de C.V. received a total payment of approximately US$105. During 2014 and 2013, changes in the fair value of these options generated gains of approximately US$17 ($253) and US$36 ($465), respectively, which were recognized within “Other financial expenses, net” in the statements of operations.

In addition, in connection with the 2019 Mandatorily Convertible Securities (note 15B), that the securities are denominated in pesos and the functional currency of the issuer differ, beginning January 1, 2013, CEMEX, S.A.B. de C.V. separated the conversion option embedded in such instruments and recognized it at fair value through profit or loss, which as of December 31, 2015 and 2014, resulted in a liability of US$10 ($178) and US$28 ($413), respectively. Changes in fair value generated gains of US$18 ($310), US$11 ($159) in 2015 and 2014 respectively and loss of US$10 ($135) in 2013.

III. Foreign exchange forward contracts

As of December 31, 2015, CEMEX, S.A.B. de C.V. held foreign exchange forward contracts maturing in April 2016 for a notional amount of approximately US$173, negotiated to hedge financial risks associated with variations in foreign exchange rates of certain net investments in foreign subsidiaries which functional currencies are the Euros and the Dollars. As of December 31, 2015 the estimated fair value of these contracts resulted in a liability of approximately US$1 ($17). Changes in the fair value of this instrument, including the effects resulting from positions settled during the year generated in 2015 gains of approximately US$26 ($448), recognized within “Other financial expense, net” in the statements of operations.

During 2013, the notional amount of the guarantee CEMEX, S.A.B. de C.V. had granted for a notional amount of approximately US$360, in connection with put option transactions on CEMEX, S.A.B. de C.V.’s CPOs entered into by Citibank with a Mexican trust, was gradually unwound. Changes in fair value were recognized in the statements of operations within “Other financial expenses, net” representing losses of US$22 ($284) in 2013.

15E) RISK MANAGEMENT

In recent years, with the exception of the capped call transactions entered into in March 2010 and March 2011 mentioned above (notes 15B and 15D), CEMEX, S.A.B. de C.V. has significantly decreased its use of derivative instruments related to debt, both currency and interest rate derivatives, thereby reducing the risk of cash margin calls. In addition, the Credit Agreement and the Facilities Agreement significantly restricts CEMEX, S.A.B. de C.V.’s ability to enter into certain derivative transactions.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates which only affect CEMEX, S.A.B. de C.V.’s results if the fixed rate long term debt is measured a fair value. All of our fixed-rate long-term debt is carried at amortized cost and therefore is not subject to interest rate risk. CEMEX, S.A.B. de C.V.’s exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates. As of December 31, 2015 and 2014, CEMEX, S.A.B. de C.V. was subject to the volatility of floating interest rates, which, if such rates were to increase, may adversely affect its financing cost and the results for the period. CEMEX, S.A.B. de C.V. manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to reduce its interest costs.

As of December 31, 2015 and 2014, approximately 38% and 31% of the long-term debt of CEMEX, S.A.B. de C.V. bears floating rates at a weighted average interest rate of LIBOR plus 367 and 398 basis points, respectively. As of December 31, 2015 and 2014, if interest rates at that date had been 0.5% higher, with all other variables held constant, the net income of CEMEX, S.A.B. de C.V. for 2015 would have decreased by approximately US$18 ($312) and the net loss of CEMEX, S.A.B. de C.V. for 2014 would have increased by approximately US$11 ($169), as a result of higher interest expense on variable rate denominated debt. This analysis does not include the interest rate swaps.

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. CEMEX, S.A.B. de C.V.’s exposure to the risk of changes in foreign exchange rates relates primarily to its financing activities. As of December 31, 2015, approximately 82% of CEMEX, S.A.B. de C.V.’s financial debt was Dollar-denominated, approximately 17% was Euro-denominated and approximately 1% was Peso-denominated; therefore, CEMEX, S.A.B. de C.V. had a foreign currency exposure arising from the Dollar-denominated financial debt, and the Euro-denominated financial debt, versus the currencies in which CEMEX, S.A.B. de C.V.’s revenues are settled. CEMEX, S.A.B. de C.V. cannot guarantee that it will generate sufficient revenues in Dollars and Euros from its operations to service these obligations. As of December 31, 2015 and 2014, CEMEX, S.A.B. de C.V. had not implemented any derivative financial instrument hedging strategy to address this foreign currency risk.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Credit risk

Credit risk is the risk of financial loss faced by CEMEX, S.A.B. de C.V. if a customer or counterpart of a financial instrument does not meet its contractual obligations and originates mainly from trade receivables. As of December 31, 2015 and 2014, the maximum exposure to credit risk is represented by the balance of financial assets. Management has developed policies for the authorization of credit to customers. The exposure to credit risk is monitored constantly according to the behavior of payment of the debtors. Credit is assigned on a customer-to -customer basis and is subject to assessments which consider the customers’ payment capacity, as well as past behavior regarding due dates, balances past due and delinquent accounts. In cases deemed necessary, CEMEX, S.A.B. de C.V.’s management requires guarantees from its customers and financial counterparties with regard to financial assets.

CEMEX, S.A.B. de C.V.’s management has established a policy of low risk which analyzes the creditworthiness of each new client individually before offering the general conditions of payment terms and delivery. The review includes external ratings, when references are available, and in some cases bank references. Threshold of purchase limits are established for each client, which represent the maximum purchase amounts that require different levels of approval. Customers that do not meet the levels of solvency requirements imposed by can only carry out transactions by paying cash in advance. As of December 31, 2015, considering the Company’s best estimate of potential losses based on an analysis of age and considering recovery efforts, the allowance for doubtful accounts was $77 (US$4).

The aging of trade receivable as of December 31, 2015 are as follows:

2015
Neither past due, nor impaired portfolio	$3,049
Past due less than 90 days portfolio	368
Past due more than 90 days portfolio	132

$3,549

Monetary position by currency

As of December 31, 2015 and 2014, the net monetary assets (liabilities) by currency are as follows:

	2015	2014
Short-term:
Monetary assets	$26,022	21,890
Monetary liabilities	(26,788)	(42,932)

Net monetary liabilities	(766)	(21,042)

Long-term:
Monetary assets	3,995	9,436
Monetary liabilities	(189,467)	(151,380)

Net monetary liabilities	$(185,472)	(141,944)

Out of which:
Dollars	(140,609)	(123,473)
Pesos	(29,729)	(32,236)
Euros	(15,900)	(7,277)

	$(186,238)	(162,986)

Equity risk

Equity risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in the market price of CEMEX, S.A.B. de C.V. As described in note 15D, CEMEX, S.A.B. de C.V. has negotiated options that guarantee a put option transaction based on the price of CEMEX, S.A.B. de C.V.s’ own ADSs. Under these equity derivative instruments, there is a direct relationship in the change in the fair value of the derivative with the change in price of the underlying share or index. All changes in fair value of such equity derivative instruments are recognized in profit or loss as part of “Other financial expenses, net”. A significant decrease in the market price of CEMEX, S.A.B. de C.V. ADSs would negatively affect CEMEX, S.A.B. de C.V.’s liquidity and financial position.

As of December 31, 2015 and 2014, the potential change in the fair value of CEMEX, S.A.B. de C.V.’s options (capped calls) that would result from a hypothetical, instantaneous decrease of 10% in the market price of CEMEX, S.A.B. de C.V.’s ADSs, with all other variables held constant, CEMEX, S.A.B. de C.V.’s net income for 2015 would have reduced in approximately US$8 ($137) and CEMEX, S.A.B. de C.V.’s net loss for 2014 would have increased by approximately US$73 ($1,076), as a result of additional negative changes in fair value associated with these contracts. A 10% hypothetical increase in the CEMEX, S.A.B. de C.V. ADS price would generate approximately the opposite effect.

In addition, even though the changes in fair value of CEMEX, S.A.B. de C.V.’s embedded conversion options in the Mandatorily Convertible Notes 2019 denominated in a currency other than the functional issuer’s currency affect the statements of operations, they do not imply any risk or variability in cash flows, considering that through their exercise, CEMEX, S.A.B. de C.V. will settle a fixed amount of debt with a fixed amount of shares. As of December 31, 2015 and 2014, the potential change in the fair value of the embedded conversion option in the Mandatorily Convertible Notes 2019 that would result from a hypothetical, instantaneous decrease of 10% in the market price of CEMEX, S.A.B. de C.V.’s CPOs, with all other variables held constant, would have increased CEMEX, S.A.B. de C.V.’s net income for 2015 by approximately US$3 ($47) and would have decreased CEMEX, S.A.B. de C.V.’s net loss for 2014 by approximately US$8 ($113), as a result of additional positive changes in fair value associated with this option. A 10% hypothetical increase in the CEMEX, S.A.B. de C.V.’s CPO price would generate approximately the opposite effect.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Liquidity risk

Liquidity risk is the risk that CEMEX, S.A.B. de C.V. will not have sufficient funds available to meet its obligations. In addition to cash flows provided by its operating activities, in order to meet CEMEX, S.A.B. de C.V. overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, CEMEX, S.A.B. de C.V. relies on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. CEMEX, S.A.B. de C.V. is exposed to risks from changes in foreign currency exchange rates, prices and currency controls, interest rates, inflation, governmental spending, social instability, which may materially affect CEMEX, S.A.B. de C.V’s results and reduce cash from operations. The maturities of the contractual obligations of CEMEX, S.A.B. de C.V. are included in note 19D. As of December 31, 2015, CEMEX, S.A.B. de C.V. has approximately US$735 ($12,664) available in its committed revolving line of credit tranche under its Credit Agreement (note 15A).

16) BALANCES AND TRANSACTIONS WITH RELATED PARTIES

16A) ACCOUNTS RECEIVABLE AND PAYABLE WITH RELATED PARTIES

Balances and operations between CEMEX, S.A.B. de C.V. and the affiliated companies result mainly from: (i) businesses and operational activities in Mexico (note 1); (ii) the acquisition or sale of shares of subsidiaries within the group; (iii) billing of administrative services, rents, rights to use brands and commercial names, royalties and other services rendered between affiliated companies; and (iv) loans between affiliated companies. The transactions between affiliated companies are conducted at arm’s length.

For the transactions mentioned above, as of December 31, 2015 and 2014, the main accounts receivable and payable with related parties, are the following:

	Assets		Liabilities
2015	Short-term	Long-term	Short-term	Long-term
New Sunward Holdings. B.V.	$19,389	—	—	—
CEMEX Operaciones México, S.A. de C.V.	—	1,385	3,859	—
CEMEX Concretos, S.A. de C.V.	824	—	—	829
CEMEX Research Group, AG.	554	—	—	—
CEMEX México, S.A. de C.V	—	—	6,939	—
CEMEX Central, S.A. de C.V.	—	—	1,331	—
TEG Energía, S.A. de C.V.	—	—	—	491
Proveedora Mexicana de Materiales, S.A. de C.V	161	—	—	—
Others	137	—	255	—

	$21,065	1,385	12,384	1,320

	Assets		Liabilities
2014	Short-term	Long-term	Short-term	Long-term
Construction Funding Corporation.	$14,450	—	—	—
CEMEX Operaciones México, S.A. de C.V.	—	4,550	5,419	—
CEMEX Concretos, S.A. de C.V.	2,764	—	—	—
CEMEX Research Group, AG.	481	—	—	—
CEMEX México, S.A. de C.V.	—	—	5,844	—
CEMEX Central, S.A. de C.V.	—	—	1,968	—
TEG Energía, S.A. de C.V.	—	—	—	481
Servicios Cemento CEMEX, S.A. de C.V	—	—	463	—
Others	420	—	292	—

	$18,115	4,550	13,986	481

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

16B) MAIN OPERATIONS WITH RELATED PARTIES

The main operations of CEMEX, S.A.B. de C.V. with related parties for the years ended December 31, 2015, 2014 and 2013, are as follows:

	2015	2014	2013
Revenues:
Net sales (note 1)	$4,861	6,336	—
Rental income	54	317	339
License fees	679	878	912
Operating cost:
Raw material and other production cost (note 1)	5,568	5,652	—
Management service expenses	4,412	4,289	1,113
Rental expense	3,274	2,325	—
Financing cost (income):
Financial expenses	492	686	1,439
Financial income	(575)	(382)	(476)
Other financial (income) expense, net	—	(8)	3,064
Others	38	29	—

In connection with the integration of all businesses and operational activities of the cement and aggregates sectors in Mexico (note 1), CEMEX, S.A.B. de C.V. agreed a contract of operating leases with its subsidiaries CEMEX México, S.A. de C.V. and CEMEX Agregados, S.A. de C.V., primarily for operating facilities, cement storage and distribution facilities, under which annual rental payments are required plus the payment of certain operating expenses related to leased assets. In addition, with the in integration of some activities of the ready-mix concrete, CEMEX, S.A.B. de C.V. agreed a contract of capital leases with its subsidiary CEMEX Concretos, S.A. de C.V., primarily for the ready-mix trucks (note 1). As of December 31, 2015 and 2014, CEMEX, S.A.B. de C.V. had the following contractual obligations with related parties are as follows:

(Millions of U.S. dollars)	2015						2014
Obligations	Less than 1 year		1-3 Years	3-5 Years	More than 5 Years	Total	Total
Capital leases with related parties	US$	24	19	2	—	45	—
Operating leases with related parties		169	509	509	339	1,526	1,811

Total leases with related parties	US$	193	528	511	339	1,571	1,811

		$3,325	9,097	8,805	5,841	27,068	26,694

17) INCOME TAXES

17A) INCOME TAXES FOR THE PERIOD

The amounts of income tax revenue (expense) in the statements of operations for 2015, 2014 and 2013 are summarized as follows:

	2015	2014	2013
Current income tax	$9,447	(1,114)	(10,564)
Deferred income tax	(4,481)	2,431	8,822

	$4,966	1,317	(1,742)

In December 2014, considering the projections of estimated taxable income in CEMEX, S.A.B. de C.V. resulting from the reorganization of the operations in Mexico that is described in note 1, CEMEX, S.A.B. de C.V. recognized deferred income tax assets for an amount of approximately $1,795. As of December 31, 2015, tax loss and tax credits carryforwards and reserved carryforwards expire as follows:

	Amount of carryforward	Amount of reserved carryforwards
2020 and thereafter	$65,204	52,906

In November 2009, amendments to the income tax law effective on January 1, 2010 were approved in Mexico. Such amendments modified the tax consolidation regime by requiring entities to determine income taxes as if the tax consolidation rules did not exist from 1999 onward, specifically turning into taxable items: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes; b) dividends from the controlled entities for tax purposes to CEMEX, S.A.B. de C.V.; and c) other transfer of resources between the companies included in the tax consolidation. In December 2010, pursuant to miscellaneous rules, the tax authority in Mexico had granted the option to defer the calculation and payment of the income tax over the difference in equity explained above, until the subsidiary was desincorporated or the elimination of the tax consolidation.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Income taxes for the period – continued

Nonetheless, in December 2013 amendments to the income tax law were approved effective beginning January 1, 2014, which eliminated the tax consolidation regime in effect until December 31, 2013, and implemented prospectively a voluntary integration regime that CEMEX, S.A.B. de C.V. not applied. As a result, beginning in 2014, each Mexican entity determines its income taxes based solely in its individual results. A period of up to 10 years was established for the settlement of the liability for income taxes related to the tax consolidation regime accrued until December 31, 2013, amount which considering the rules issued for the disconnection of the tax consolidation regime as well as payments made during 2013 amounted to approximately $24,804 as of December 31, 2013. In 2014, considering payments incurred net of inflation adjustments, as of December 31, 2014, the balance payable was reduced to approximately $21,429.

Furthermore, in October 2015, a new tax reform approved by Congress (the “new tax reform”) granted entities the option to settle a portion of the liability for the exit of the tax consolidation regime using available tax loss carryforwards of the previously consolidated entities, considering a discount factor, and a tax credit to offset certain items of the aforementioned liability. Consequently, during 2015, as a result of payments made, the liability was further reduced to approximately $16,244, which after the application of tax credits and assets for tax loss carryforwards (as provided by the new tax reform) which had a book value for CEMEX, S.A.B. de C.V. before discount of approximately $11,894, as of December 31, 2015, CEMEX, S.A.B. de C.V.’s liability was reduced to approximately $3,971.

CEMEX, S.A.B. de C.V. and its Mexican subsidiaries generated Income Tax (“IT”) in a consolidated manner. Therefore, the amounts recognized in these financial statements for the year ended December 31, 2013 include the effect of this consolidation.

17B) DEFERRED INCOME TAXES

The effect of deferred income taxes for the period represents the difference between the income tax balances at the beginning and end of the period. As of December 31, 2015 and 2014 the temporary differences that generated the deferred income tax assets and liabilities of CEMEX, S.A.B. de C.V. are presented below:

	2015	2014
Deferred tax assets:
Tax loss carryforwards and other tax credits	$3,689	14,824
Allowances for doubtful accounts	23	7
Provisions	64	—
Advances from customers	256	131
Accounts payable to related parties	415	—
Derivative financial instruments	1,146	1,445
Issuance cost of debt	30	73

Total deferred tax assets	5,623	16,480

Deferred tax liabilities:
Land and buildings	(814)	(542)
Derivative financial instruments	(261)	(1,445)
Convertible securities	(80)	(174)
Other assets	—	(53)
Investments in associates	(1,318)	(1,081)
Advance payments	(13)	—

Total deferred tax liabilities	(2,486)	(3,295)

Net deferred tax assets	$3,137	13,185

The change in deferred income taxes for the year 2014 includes an expense of approximately $21, due to equity issuance expenses and the reclassification of convertible bonds to stockholder’s equity due to the change in the functional currency (note 2D), respectively, recognized in “Other equity reserves.” CEMEX, S.A.B. de C.V.’s management considers that sufficient taxable income will be generated in the future to realize the tax benefits associated with deferred income tax assets and tax loss carryforwards, prior to their expiration. In the event that present conditions change and it is determined that future operations would not generate enough taxable income, CEMEX, S.A.B. de C.V. would not recognize such asset.

CEMEX, S.A.B. de C.V. does not recognize a deferred tax liability for the undistributed earnings generated by its subsidiaries, considering that such undistributed earnings are expected to be reinvested and not generating taxable income in the foreseeable future. Furthermore, CEMEX, S.A.B. de C.V. does not recognize a deferred tax liability related to its investments in subsidiaries, considering that it controls the reversal of the temporary differences arising from these investments.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

17C) EFFECTIVE TAX RATE

For the years ended December 31, 2015, 2014 and 2013, the effective income tax rates were as follows:

	2015	2014	2013
Loss before income tax	$(3,765)	(8,100)	(9,092)
Income tax	4,966	1,317	(1,742)

Effective income tax rate [1]	131.9%	16.3%	(19.1)%

1	The average effective tax rate equals the net amount of income tax revenue or expense divided by income or loss before income taxes, as these line items are reported in the statements of operations.

The effects of inflation are recognized differently for tax purposes and for book purposes. This situation, as in the differences between book and tax bases, give rise to permanent differences between the approximate tax rate and the effective rate shown in the statements of operations of CEMEX, S.A.B. de C.V. As of December 31, 2015, 2014 and 2013, these differences are as follows:

	2015		2014		2013
	%	(Expense) benefit $	%	(Expense) benefit $	%	(Expense) benefit $
Tax law income tax rate	30.0	1,129	30.0	2,430	30.0	2,727
Results on tax benefits for the year [1]	30.2	1,136	(42.6)	(3,451)	71.8	6,528
Inflation adjustments	(28.0)	(1,056)	(19.3)	(1,563)	(14.3)	(1,300)
Non-deductible and other items	99.7	3,757	48.2	3,901	(106.6)	(9,697)

Effective tax rate and benefit (expense)	131.9	4,966	16.3	1,317	(19.1)	(1,742)

1	Includes changes during the period related to deferred tax assets originated by tax loss carryforwards.

17D) TAX CREDITS

In December 2012, the Mexican tax authorities published the Federation Revenues Law for the 2013 tax year that contains a transitory ruling (the “Amnesty Provision”) that granted the cancellation of up to 80% of certain tax proceedings originated before the 2007 tax year, and 100% of interest and penalties, as well as 100% of interest and penalties of tax proceedings originated in the 2007 tax year and thereafter. CEMEX, S.A.B. de C.V. was a beneficiary of such transitory amnesty provision in connection with several of the tax proceedings mentioned in the following paragraphs.

Effective January 1, 2005, Mexican companies with investments in foreign entities whose income tax liability is less than 75% of the income tax that would be payable in Mexico, are required to pay taxes in Mexico on net passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such entities, provided, however, that those revenues are not derived from entrepreneurial activities in such countries. CEMEX, S.A.B. de C.V. challenged the constitutionality of the amendments before the Mexican federal courts. In September 2008, the Supreme Court of Justice ruled the amendments were constitutional for tax years 2005 to 2007. In 2012, CEMEX, S.A.B. de C.V. self-assessed the taxes corresponding to the 2005 and 2006 tax years for a total amount, inclusive of surcharges and carry-forward charges, of approximately $5,742 of which 20%, equivalent to approximately $1,149, was paid in connection with the submission of amended tax returns. On January 31, 2013 in connection with the Amnesty Provision, CEMEX, S.A.B. de C.V. reached a settlement agreement with the tax authorities consisting in a single final payment according to the rules set forth by the transitory provision.

In January 2011, the Mexican tax authority notified CEMEX, S.A.B. de C.V. of a tax assessment for approximately $996 (US$77) pertaining to changes to the income tax law approved in 2005 that permits the deductibility of the cost of goods sold deducted in the determination of income taxes, instead of using the amount of purchases. Since there were inventories as of December 31, 2004, in a transition provision, the law allowed the inventory to be accumulated as income (thus reversing the deduction via purchases) and then be deducted from 2005 onwards as cost of goods sold. In order to compute the income resulting from the inventories in 2004, the law allowed this income to be offset against accumulated tax losses of some of CEMEX, S.A.B. de C.V.’s subsidiaries. The authorities argued that because of this offsetting, the right to use such losses at the consolidated level had been lost; therefore, CEMEX, S.A.B. de C.V. had to increase its consolidated income or decrease its consolidated losses. During May 2013, CEMEX, S.A.B. de C.V. settled these tax assessments as part of the Amnesty Provision described above.

18) STOCKHOLDERS’ EQUITY

As of December 31, 2015 and 2014, there were 18,991,576 CPOs and 18,261,131 CPOs, respectively, held by subsidiaries.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

18A) COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As December 31, 2015 and 2014, common stock and additional paid-in capital was as follows:

	2015	2014
Common stock	$4,158	4,151
Additional paid-in capital	115,466	101,216

	$119,624	105,367

As of December 31, 2015 and 2014, the common stock of CEMEX, S.A.B. de C.V. was represented as follows:

	2015		2014
Shares [1]	Series A [2]	Series B [2]	Series A [2]	Series B [2]
Subscribed and paid shares	26,935,196,072	13,467,598,036	24,913,159,536	12,456,579,768
Unissued shares authorized for stock compensation programs	747,447,386	373,723,693	933,604,310	466,802,155
Shares that guarantee the issuance of convertible securities [3]	5,020,899,920	2,510,449,960	5,658,760,600	2,829,380,300

	32,703,543,378	16,351,771,689	31,505,524,446	15,752,762,223

1	As of December 31, 2015 and 2014, 13,068,000,000 shares correspond to the fixed portion, and 35,987,315,067 shares in 2015 and 34,190,286,669 shares in 2014 correspond to the variable portion.
2	Series “A” or Mexican shares may represent at least 64% of common stock, meanwhile, Series “B” or free subscription shares must represent at most 36% of CEMEX, S.A.B. de C.V.’s capital stock.
3	Shares that guarantee the conversion of both the outstanding and mandatorily convertible securities (note 15B).

On March 26, 2015, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings by issuing up to 1,500 million shares (500 million CPOs), which shares were issued, representing an increase in common stock of approximately $4, considering a nominal value of $0.00833 per CPO and an additional paid-in capital of approximately $7,613; and (ii) increase the variable common stock by issuing up to 297 million shares (99 million CPOs), which will be kept in CEMEX, S.A.B. de C.V.’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX, S.A.B. de C.V.’s convertible securities (note 15B).

On March 20, 2014, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings by issuing up to 1,404 million shares (468 million CPOs), which shares were issued, representing an increase in common stock of approximately $4, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $7,614; (ii) increase the variable common stock by issuing up to 387 million shares (129 million CPOs),which will be kept in CEMEX, S.A.B. de C.V.’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX, S.A.B. de C.V.’s convertible securities (note 15B)

On March 21, 2013, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings, by issuing up to 1,312 million shares (437 million CPOs), which shares were issued, representing an increase in common stock of approximately $4, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $5,987; (ii) increase the variable common stock by issuing up to 369 million shares (123 million CPOs),which will be kept in CEMEX, S.A.B. de C.V.’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX, S.A.B. de C.V.’s convertible securities. Also, on March 21, 2013, stockholders at the extraordinary shareholders’ meeting approved resolutions pursuant to which all or any part of the shares currently kept in CEMEX, S.A.B. de C.V.’s treasury as a guarantee for the potential issuance of shares through CEMEX, S.A.B. de C.V.’s convertible securities may be re-allocated to ensure the conversion rights of any new convertible securities if any new convertible securities are issued.

In addition, in connection with the long-term executive stock-based compensation program in 2015, 2014 and 2013, CEMEX, S.A.B. de C.V. issued approximately 49.2 million, 61.1 million and 49.6 million CPOs, respectively, generating an additional paid-in capital of approximately $655 in 2015, $765 in 2014 and $551 in 2013, associated with the fair value of the compensation received by executives.

18B) RETAINED EARNINGS

Net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the equity represented by the common stock. As of December 31, 2015 and 2014, the legal reserve amounted to $1,804.

19) CONTINGENCIES AND COMMITMENTS

19A) GUARANTEES

As of December 31, 2015 and 2014, CEMEX, S.A.B. de C.V. had guaranteed loans to certain subsidiaries of approximately US$3,726 ($64,195) and US$5,589 ($82,383), respectively.

19B) PLEDGED ASSET

CEMEX, S.A.B. de C.V. transferred to a guarantee trust the share of its main subsidiaries, including CEMEX México, S.A. de C.V. and CEMEX España, S.A., and entered into pledge agreements in order to secure payment obligations under the Credit Agreement, the Facilities Agreement and other debt instruments entered into prior to the date of these agreements (note 15A).

As of December 31, 2015 and 2014, there are no liabilities secured by property, machinery and equipment.

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

19C) OTHER COMMITMENTS

Between January and April 2013, CEMEX, S.A.B. de C.V. gradually unwounded the 136 million put options on CEMEX, S.A.B. de C.V.’s CPOs it maintained for an aggregate amount of approximately US$112, after deducting the value of trust’ assets, in connection with a guarantee issued in put option transactions on CEMEX, S.A.B. de C.V.’s CPOs between Citibank and a Mexican trust that CEMEX, S.A.B. de C.V. established on behalf of its Mexican pension fund and certain of CEMEX, S.A.B. de C.V.’s directors and current and former employees. Under this transaction, in exchange for premiums for the sale of put options that were partially used by the trust to enter into prepaid forward contracts on CEMEX, S.A.B. de C.V.’s CPO, the put options gave Citibank the right for the trust to acquire in April 2013, approximately 136 million CPOs at a price of US$2.6498 per CPO (120% of initial CPO price in dollars). The amount of premiums represented the maximum exposure of the participating individuals under this transaction.

19D) CONTRACTUAL OBLIGATIONS

As of December 31, 2015 and 2014, CEMEX, S.A.B. de C.V. had the following contractual obligations are as follows:

(Millions of U.S. dollars)	2015						2014
Obligations	Less than 1 year		1-3 Years	3-5 Years	More than 5 Years	Total	Total
Long-term debt [1]	US$	4	2,227	3,404	3,839	9,474	8,343
Convertible notes [2]		362	664	518	—	1,544	1,826

Total debt and other financial obligations		366	2,891	3,922	3,839	11,018	10,169
Interest payments on debt [3]		543	1,014	607	612	2,776	2,461

Total contractual obligations	US$	909	3,905	4,529	4,451	13,794	12,630

		$15,662	67,283	78,035	76,691	237,671	186,166

1	The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX, S.A.B. de C.V. has replaced its long-term obligations for others of a similar nature.
2	Refers to the convertible notes described in note 15B and assumes repayment at maturity and no conversion of the notes.
3	For the determination of the future estimated interest payments on floating rate denominated debt, CEMEX, S.A.B. de C.V. used the floating interest rates in effect as of December 31, 2015 and 2014.